Exhibit 99.2

COGENT Realty Advisors, LLC
Valuation, Consultation, Due Diligence
Appraisal of
Plantation Gardens Apartments
7616 Northwest 5th Street
Plantation, Florida 33324

April 17, 2010
Mr. Derek McCandless
Concap Equities, Inc.
4582 S. Ulster St., Suite 1100
Denver, CO 80237

Re:	Appraisal of Plantation Gardens Apartments 7616 Northwest 5th Street Plantation, Florida 33324
Dear Mr. McCandless:
Cogent Realty Advisors, LLC (“CRA”) has completed an appraisal of the above-referenced property as requested by our February 17, 2010 engagement letter. The purpose of this assignment is to estimate the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing as of March 22, 2010, the date the property was inspected by the appraiser. The report has been prepared for Concap Equities, Inc. for client’s use in asset evaluation and financial reporting purposes.
Situated as noted above, the subject property consists of a 20.83-acre site improved with a 372-unit garden-style apartment complex. The subject was originally developed in 1970 and contains 327,000 square feet of rentable area. Additional site improvements include a freestanding management/leasing office building, asphalt paved driveways and surface parking areas, concrete walkways, two swimming pools with surrounding patio/deck areas and a bath house, and irrigated landscaping. The complex, locally known as the Plantation Gardens Apartments, is classified as a Class C apartment community by local market standards. The property is operating at stabilized occupancy and is in fair to average physical condition in comparison to substitute properties of similar age and characteristics. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing, as of March 22, 2010, is:
TWENTY-FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS
($24,700,000)
This letter must remain attached to the following report, which contains the pages found in the Table of Contents on Page i. Please also refer to the Basic Assumptions and Limiting Conditions section of the report that includes Extraordinary Conditions/Special Assumptions that were considered in the valuation of the subject property, The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
COGENT Realty Advisors, LLC
Commercial Real Estate Valuation, Consultation, Due Diligence
5307 E. Mockingbird Lane, Suite 1050, Dallas, Texas 75206
Tel: 214.363.3373 Fax: 214.369.4388

Mr. Derek McCandless	April 17, 2010
Concap Equities, Inc.	Page 2
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations or conclusions.
Respectfully submitted,
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Howard Klahr
	Managing Partner		Consulting Appraiser Florida State Certified General Real Estate Appraiser #RZ-2678

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page i

INTRODUCTION

Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs & Maps	vi

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	3
Sales History	3
Purpose and Scope of the Appraisal	3
Definition of Value	4
Property Rights Appraised	4
Intended Use and User of the Appraisal and Reporting	4
Exposure and Marketing Periods	4

PRESENTATION OF DATA
Regional and Area Analysis	6
Neighborhood Analysis	15
Site Analysis	17
Improvement Analysis	21
Real Estate Assessments and Taxes	28

MARKET ANALYSIS
Apartment Market Analysis	30
Market Rent Analysis	33

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	45
Valuation Process	47
Income Capitalization Approach	59
Sales Comparison Approach	57
Reconciliation and Final Value Conclusion	63

ADDENDA
Additional Subject Property
Photographs Improved Sales Photographs
Appraiser Qualifications

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CERTIFICATE OF APPRAISAL
We, Steven J. Goldberg, MAI, CCIM and Howard Klahr, certify that to the best of our knowledge and belief:
The statements of fact contained in this appraisal are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and my personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject property of this appraisal, and have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation, the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
No one other than the undersigned assisted in the preparation of this appraisal.
Howard Klahr made a personal inspection of the property that is the subject of this appraisal on March 22, 2010. Steven Goldberg, MAI did not inspect the subject property.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
We have the knowledge and experience necessary to perform this appraisal assignment and have extensive experience in the appraisal of similar properties.
As of the date of this appraisal Steven J. Goldberg, MAI has completed the requirements under the continuing education program of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review its duly authorized representatives.
Steven J. Goldberg, MAI, CCIM is certified to conduct business in the State of Texas as a General Real Estate Appraiser (TX-1320987G). Howard Klahr is certified to conduct business in the State of Florida as a State Certified General Real Estate Appraiser (RZ-2678)
COGENT REALTY ADVISORS, LLC

By:	Steven J. Goldberg, MAI, CCIM	By:	Howard Klahr
	Managing Partner		Consulting Appraiser Florida State Certified General Real Estate Appraiser #RZ-2678
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BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.

2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.

3.	Responsible ownership and competent property management are assumed.

4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.

5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.

13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
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15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.
EXTRAORDINARY ASSUMPTIONS/SPECIAL CONDITIONS
1.	We have not been provided with a current survey, architectural plans or other specifications for the subject property. Therefore, we have relied upon data obtained from public records, our cursory inspection of the property and client provided rent roll data and floor plans for the purpose of estimating the site and building size and other details pertaining to the existing improvements.

2.	Our inspection of the property comprised an overview of the exterior common areas as well as the interior of a random sampling of individual units (Units 4-H, 4-C and 1-E). Our analysis is conditioned upon the assumption that the remaining units are representative of similar condition and layout as the units inspected except for the 15 down units noted on the rent roll provided dated March 22, 2010. The down units have been included in the vacancy allowance in our analysis and on-site representative noted that repairs were in process to restore these units to habitable condition.

3.	The scope of our inspection of the subject property is limited to a cursory overview for valuation purposes only. All electrical, plumbing, mechanical and structural systems are assumed to be in proper working order. An inspection by a licensed contractor and/or engineer is recommended for further detailed information regarding the condition of the subject property.

4.	We have been provided with detailed cost estimates for repairs/renovations to the exterior balconies, and walkways as well as the associated railings by LTB Construction Inc. dated March 26th, 2010 and an internal memo related to this project indicated an anticipated cost of $1,560,143.00. These costs also include exterior painting/waterproofing of the buildings. As of our inspection, on-site representative
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indicated that application for municipal and other applicable governmental approvals was in process. We have relied upon the cost estimates provided in our analysis of the “As Is” condition of the subject property. Consequently, we have assumed that the work will be performed in a workman like manner, within a reasonable time frame and substantially in compliance with the details provided for our review. We have also assumed that there is no hidden damage or significant work required beyond that outlined in the information provided.
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SUBJECT PROPERTY PHOTOGRAPHS
View of typical four-story building
View of typical two-story building
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REGIONAL MAP

Subject - Plantation Gardens
7616 NW 5th St
Fort Lauderdale, FL 33324
Parkland
Deerfield Beach
Coral Springs
Coconut Creek
Pompano Beach Highlands
Hillsboro Beach
Lighthouse Point
Collier Manor
Kendall Green
The Everglades
Margate
Pompano Beach
Pioneer Park Recreation Dept
North Lauderdale
Tamarac
BROWARD
Pompano Park
Lauderdale-by-the-Sea
Oakland Park
Lauderdale Lakes
Sunrise
Wilton Manors
Earl Lifshey Ocean Park
FLORIDA
Plantation
Fort Lauderdale
Melrose Park
Broadview Park
Weston
Forest Ridge
Davie
Cooper City
Dania
Atlantic Ocean
Hollywood
Pembroke Pines
Miramar Lakeshore Park
Miramar
Miami Gardens
Hallandale Beach
Aventura
MIAMI-DADE
Florida's Tpke
0 mi 2 4 6

Copyright © and (P) 1988–2007 Microsoft Corporation and/or its suppliers. All rights reserved. http://www.microsoft.com/streets/
Certain mapping and direction data © 2007 NAVTEQ. All rights reserved. The Data for areas of Canada includes information taken with permission from Canadian authorities, including: © Her Majesty the Queen in Right of Canada, © Queen's Printer for Ontario. NAVTEQ and NAVTEQ ON BOARD are trademarks of NAVTEQ. © 2007 Tele Atlas North America, Inc. All rights reserved. Tele Atlas and Tele Atlas North America are trademarks of Tele Atlas, Inc.

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NEIGHBORHOOD MAP

Subject - Plantation Gardens
7616 NW 5th St
Fort Lauderdale, FL 33324
Tamarac
Lauderdale Lakes
Royal Palm Isles
Oakland Park
Middle River
Golf Estates
East Gate Park
Rock Island Village
Flamingo Village
Rock Island
Royal Palms Park
Sunrise
Lauderhill
Omega Condominium
Plantation Gardens
Plantation
Breezeswept Park Estates
Browardale
Washington Park
Westgate Lake Manor
Broward Estates
Fort Lauderdale
Plantation Park
Melrose Park
Plantation Heritage Park
Plantation Isles
Broadview Park
Riverland
Pine Island Ridge
Fern Crest Village
Hacienda Village
Port Everglades Junction
Forest Ridge
Playland Village
Tree Tops Park
Davie
Dania
Cooper City
Playland Isles
Broward Gardens
0 mi 0.5 1 1.5 2 2.5

Copyright © and (P) 1988–2007 Microsoft Corporation and/or its suppliers. All rights reserved. http://www.microsoft.com/streets/
Certain mapping and direction data © 2007 NAVTEQ. All rights reserved. The Data for areas of Canada includes information taken with permission from Canadian authorities, including: © Her Majesty the Queen in Right of Canada, © Queen's Printer for Ontario. NAVTEQ and NAVTEQ ON BOARD are trademarks of NAVTEQ. © 2007 Tele Atlas North America, Inc. All rights reserved. Tele Atlas and Tele Atlas North America are trademarks of Tele Atlas, Inc.

COGENT Realty Advisors, LLC

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SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	March 22, 2010

Date of Inspection	March 22, 2010

Property Name	Plantation Garden Apartments

Property Address	7616 Northwest 5th Street Plantation, Florida 33324

Property Location	Southeast corner of Northwest 5th Avenue and Cassidy Boulevard (Northwest 76th Avenue), approximately 1/[4] mile east of University Drive (State Road 817), in the eastern sector of the City of Plantation, Broward County, Florida. The subject neighborhood is a stabilized suburban area located approximately seven miles west of downtown Fort Lauderdale.

Purpose and Use	Estimate the Market Value of the Fee Simple Interest in the subject property as of March 22, 2010, free and clear of mortgage financing. The appraisal was prepared for Concap Equities, Inc. to provide a valuation of the property for clients use in asset evaluation and financial reporting purposes.

Site Size	Irregular shaped site that contains a total of 20.83± acres

Zoning	The subject site is currently zoned PRD-17Q, Planned Residential Development with a Residential Medium Density (16 DU/Acre) land use designation.

Improvements	A 372-unit garden apartment complex completed in 1970 with 16 residential buildings, a freestanding one-story building housing the on-site management/leasing office and exercise room, two outdoor in-ground swimming pools and open surface parking areas. The complex is classified as a Class C apartment community by local market standards. The property is currently operating at stabilized occupancy and is in generally fair to average condition in comparison to substitute properties of similar age and characteristics.

Tax Identification	50-41-04-06-0010 (Broward County Property Appraiser Office)

2009 Assessed Value	$18,395,750

Highest and Best Use As If Vacant As Improved	Multifamily residential development. Continued use of the existing improvements.
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VALUATION INDICATIONS

Income Capitalization	$24,700,000
Stabilized NOI	$2,035,842
Cap Rate	7.75%
Capitalized Value	$26,268,929
Deferred Maintenance	$1,560,143
Indicated Value	$24,700,000
Value per Unit	$66,398
Value per Sq Ft	$75.54

Sales Comparison	$24,500,000
Value per Unit	$65,860
Value per Sq Ft	$74.93

Cost Approach	N/A

APPRAISED VALUE	$24,700,000
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PREMISES OF THE APPRAISAL

Identification	The subject property consists of the land and improvements at 7616 Northwest 5th Street within the city of Plantation, Broward County, Florida. The Broward County Assessor identifies the property by Tax Parcel Identification Number 50-41 04 06 0010. The property consists of a 20.83±-acre site improved with a 372-unit apartment complex known as Plantation Gardens Apartments.

Sales History of the Subject Property
According to public records, ownership of the subject property is vested in CCIP Plantation Gardens LLC, c/o AIMCO/TTA MS 235. The current owner acquired title to the property through a certificate of title dated November 10, 2003. We are not aware of any arms length transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal
The purpose of the appraisal is to estimate the market value of the subject property free and clear of mortgage financing as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:
1.	Inspected the subject property and its environs.

2.	Reviewed demographic and other socioeconomic trends pertaining to the city and region.

3.	Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.

4.	Investigated lease and sale transactions involving comparable properties in the influencing market.

5.	Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6.	Utilized appropriate appraisal methodology to derive estimates of value.

7.	Reconciled the estimates of value into a single value conclusion.
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Definition of Market Value	Market Value is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:

The most probable price which a specified interest in real property is likely to bring under all of the following conditions:
1.	Consummation of a sale occurs as of a specified date.

2.	An open and competitive market exists for the property interest appraised.

3.	The buyer and seller are each acting prudently and knowledgably.

4.	The price is not affected by undue stimulus.

5.	The buyer and seller are typically motivated.

6.	Both parties are acting in what they consider their best interest.

7.	Marketing efforts were adequate and a reasonable time was allowed for exposure in the open market.

8.	Payment was made in cash, in U.S. dollars or in terms of financial arrangements comparable thereto.

9.	The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Property Rights Appraised	Fee Simple Estate. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, Fourth Edition, Chicago, Illinois, Appraisal Institute, 2002, as:

“Absolute ownership unencumbered by any other interest or estate, subject only to the limitations of the four powers of government (eminent domain, escheat, police power and taxation)”.

Intended Use and Intended User	The intended user of this report is Concap Equities, Inc. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. Should anyone other than the client read or rely on this report, no fiduciary obligation is owed by the appraisers to that party. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.

Exposure Period	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to
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achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, as:
•	The time a property remains on the market.

•	The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however marketing times have increased over the past year. Conventional sources of capital are limited in the current economic environment. Mortgage underwriting has become more conservative over the past year and a greater level of equity is now required to obtain financing. This factor has caused overall capitalization rates and investment yields to increase over the recent past and has impacted sales activity for most types of commercial real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the Korpacz Real Estate Investor Survey Fourth Quarter 2009, which indicates that marketing times for apartment properties in the national market range from 3 to 18 months. The average marketing time equates to 9.11 months, up from 6.0 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
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REGIONAL AND AREA ANALYSIS

Introduction	Real estate values reflect the influence of four primary forces that motivate human activity; social trends, economic conditions, governmental policies and environmental factors. The purpose of the city data synopsis is to describe and analyze the area within which the interactions of the four major forces influence properties similar to the subject. This section will further analyze past trends for insight into possible future trends affecting the value of real estate.

Broward County Overview	Broward County is one of 67 counties within the state of Florida and is situated in the southeastern region of the state in an area known as the Gold Coast. Although Broward County is comprised of 1,204 square miles, the population is concentrated within approximately the eastern one-third of the county. The balance of the area is located within the Everglades Conservation area and is not available for development. The urbanized area is the Fort Lauderdale Metropolitan Statistical Area and is the focus of the information summarized in this analysis.

Population	Historical and projected population trends for Broward County are charted below:
POPULATION TRENDS
Broward County

The population of Broward County increased at a compounded annual rate of 0.98% from 2004 to 2009. For the same time period, the State of Florida grew at a compounded annual rate of approximately 1.94%. Over the last ten years Broward County’s average annual compound change was 1.41%, compared to 1.94% for the State of Florida.

Looking ahead, both Broward County and the State of Florida are anticipated to experience continued growth, with future population estimates reflecting growth rates greater than those experienced in the past. For the period 2009 to 2019, the populations of Broward County and the State of Florida are expected to increase by an average annual compound rate of 1.78% and 2.02%, respectively. For the next five
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years, the population of Broward County should grow faster than the 10-year average.
POPULATION TRENDS COMPARISON

		State of Florida		Broward County
			%		%
	Year	Population (000’s)	Change	Population (000’s)	Change

Historical	1999	15,759.1		1,594.1
	2004	17,342.6	10.0%	1,745.7	9.5%
	2005	17,736.0	2.3%	1,770.7	1.4%
	2006	18,057.5	1.8%	1,772.8	0.1%
	2007	18,251.2	1.1%	1,759.6	-0.7%
	2008	18,673.6	2.3%	1,796.9	2.1%

Current	2009	19,091.3	2.2%	1,833.3	2.0%

Projected	2010	19,504.4	2.2%	1,869.1	1.9%
	2011	19,916.6	2.1%	1,904.5	1.9%
	2012	20,330.1	2.1%	1,939.7	1.8%
	2013	20,747.2	2.1%	1,975.0	1.8%
	2014	21,170.3	2.0%	2,010.5	1.8%
	2019	23,311.0	10.1%	2,186.9	8.8%

Average Annual		Historical

Compound Change		Past 5 years	1.94%		0.98%
		Past 10 years	1.94%		1.41%
		Projected

		Next 5 years	2.09%		1.86%
		Next 10 years	2.02%		1.78%

Employment	Employment trends for both Broward County and the State of Florida should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 2004 to 2009, Broward County’s employment grew at an average annual compound rate of 2.96% compared to 2.82% for the State of Florida. These figures indicate that Broward County slightly surpassed the State of Florida in employment growth over the last five years. Looking back ten years, Broward County’s employment grew at an average annual compound rate of 2.96%, compared to the State of Florida’s growth rate of 2.63%.

Over the next five and ten years Broward County employment growth should increase at a similar rate to the State of Florida employment growth rate. From 2009 to 2014, Broward County should grow by a 2.57% average annual growth rate, while the long term projection, 2009 to 2019, is for a 2.36% increase. For the same periods, employment in the State of Florida is expected to grow at average annual compound rates of 2.58% and 2.40%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Broward County has slightly exceeded the State of Florida’s growth rate, suggesting that Broward County’s relative position is strengthening.
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Employment trends for Broward County and the State of Florida are presented below.
NON-FARM EMPLOYMENT TRENDS COMPARISON

		State of Florida		Broward County
			%		%
	Year	Employment (000’s)	Change	Employment (000’s)	Change

Historical	1999	8,580.5		825.7
	2004	9,683.1	12.8%	955.5	15.7%
	2005	10,101.7	4.3%	1,007.0	5.4%
	2006	10,437.5	3.3%	1,034.5	2.7%
	2007	10,728.8	2.8%	1,064.4	2.9%
	2008	10,920.3	1.8%	1,084.2	1.9%

Current	2009	11,127.0	1.9%	1,105.3	1.9%

Projected	2010	11,409.3	2.5%	1,133.6	2.6%
	2011	11,750.9	3.0%	1,167.5	3.0%
	2012	12,078.8	2.8%	1,199.8	2.8%
	2013	12,352.6	2.3%	1,226.7	2.2%
	2014	12,640.0	2.3%	1,254.7	2.3%
	2019	14,110.7	11.6%	1,395.3	11.2%

Average Annual		Historical

Compound Change		Past 5 years	2.82%		2.96%
		Past 10 years	2.63%		2.96%
		Projected

		Next 5 years	2.58%		2.57%
		Next 10 years	2.40%		2.36%

The following chart depicts the current distribution of employment by industry. In 2009, the largest employment sectors in Broward County are:
•	Services (44.2%)

•	Fire (13.2%)

•	Retail Trade (11.4%)

•	Government (10.7%)
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 9
EMPLOYMENT SECTORS 2009
Broward County

By comparison, the State of Florida’s largest employment sectors are Services (45.0%), Retail Trade (11.5%), Government (11.4%), and FIRE (11.3%).

Over the past five years, the largest meaningful percentage gains in employment within Broward County occurred within the Wholesale Trade and FIRE sectors with annual average compound growth rates of 4.42% and 4.19%, respectively.

For the State of Florida, the largest meaningful gains in employment over the past five years occurred within the FIRE and Services sectors with annual average compound growth rates of 4.49% and 3.08%, respectively.

Ten-year projections for Broward County show Wholesale Trade related employment leading all other sectors with Government second. Excluding Mining and Other, which has less than 0.1% of total employment, the forecast for the State of Florida has Services related employment leading all other sectors with Wholesale Trade second.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 10
EMPLOYMENT SECTOR TRENDS

Broward County
			%			Change Rate
	2004	2009	of Total	2014	2019	‘04-’09	‘09-’14	‘09-’19

Total Employment	955.5	1,105.3	100%	1,254.7	1,395.3	2.96%	2.57%	2.36%

Construction	64.8	69.5	6.3%	75.9	74.4	1.44%	1.77%	0.68%
FIRE	118.5	145.5	13.2%	162.4	178.8	4.19%	2.22%	2.08%
Government	102.2	117.8	10.7%	137.1	156.1	2.88%	3.07%	2.85%
Manufacturing	32.8	36.0	3.3%	37.7	38.7	1.88%	0.97%	0.73%
Mining & Other	1.4	1.4	0.1%	1.4	1.5	-0.42%	0.00%	0.35%
Retail Trade	112.3	126.2	11.4%	141.0	155.5	2.35%	2.24%	2.11%
Services	425.9	488.8	44.2%	557.5	626.7	2.79%	2.66%	2.52%
Transport, Info, Util	51.5	62.8	5.7%	71.9	80.7	4.06%	2.76%	2.54%
Wholesale Trade	46.2	57.4	5.2%	69.9	83.0	4.42%	4.03%	3.76%

Ttl Non-Mfg.	922.8	1,069.4	96.7%	1,217.0	1,356.6	2.99%	2.62%	2.41%
Ttl Office-Related*	646.6	752.1	68.0%	856.9	961.6	3.07%	2.64%	2.49%

* Includes FIRE, Services and Government	(Numbers in thousands (000’s))
EMPLOYMENT SECTOR TRENDS

State of Florida
			%			Change Rate
	2004	2009	of Total	2014	2019	‘04-’09	‘09-’14	‘09-’19

Total Employment	9,683.1	11,127.0	100%	12,640.0	14,110.7	2.82%	2.58%	2.40%

Construction	697.0	772.1	6.9%	892.2	924.1	2.07%	2.93%	1.81%
FIRE	1,006.5	1,253.7	11.3%	1,411.8	1,573.2	4.49%	2.40%	2.30%
Government	1,160.8	1,266.9	11.4%	1,434.2	1,597.6	1.76%	2.51%	2.35%
Manufacturing	417.9	441.4	4.0%	464.1	480.1	1.10%	1.01%	0.84%
Mining & Other	103.2	111.6	1.0%	127.0	143.7	1.58%	2.63%	2.56%
Retail Trade	1,124.7	1,283.0	11.5%	1,457.3	1,639.5	2.67%	2.58%	2.48%
Services	4,299.1	5,003.8	45.0%	5,738.3	6,515.1	3.08%	2.78%	2.67%
Transport, Info, Util	510.6	576.1	5.2%	637.8	699.1	2.44%	2.06%	1.95%
Wholesale Trade	363.4	418.6	3.8%	477.4	538.4	2.87%	2.66%	2.55%

Ttl Non-Mfg.	9,265.2	10,685.7	96.0%	12,175.9	13,630.6	2.89%	2.65%	2.46%
Ttl Office-Related*	6,466.4	7,524.4	67.6%	8,584.2	9,685.9	3.08%	2.67%	2.56%

* Includes FIRE, Services and Government	(Numbers in thousands (000’s))

In the following chart, we focus on trends in two broad employment sectors: office-related and manufacturing employment. For purposes of this analysis, we define office-related employment as the total number of jobs in the FIRE, Services and Government sectors. While not all employment in these sectors is office-related, office employment trends tend to mirror the trends in these three categories combined. In Broward County, office-related employment is growing at a steady rate of increase and is forecast to continue this trend over the next ten years, or through 2019. Manufacturing employment; however, over the last five year period (2004-2009), has experienced a significant increase, and growth in this sector is expected to continue to increase over the next ten years, through 2019, although at a slower pace. This indicates a shift toward a
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 11

more balanced economy that appears to be spread in equal parts over the services and manufacturing employment sectors.
EMPLOYMENT SECTOR TRENDS
Broward County

Broward County accounted for approximately 9.62% of the State of Florida’s employment in 1999. For 2009, the ratio is 9.93% and it is projected at 9.89% through 2019. This is an indication that Broward County is growing at a rate similar to that of the State of Florida.

South Florida (Miami-Dade, Broward & Palm Beach Counties) has felt the impacts of the national economic downturn and is experiencing employment cuts, retail losses and bankruptcies, and a lag in the tourism industry as the effects of this downturn are felt in nations across the world. Office and retail vacancies are rising, and construction has slowed or halted in response to these pressures.

However, the South Florida economy is generally stronger than that of many areas throughout the nation because it is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Broward County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area’s major employers are listed below.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 12
MAJOR EMPLOYERS

-	Employer	Total # Employees
1	Spherion Corp.	258,000
2	HCA	180,000
3	American Express	67,700
4	Tenet Healthcare Corp.	59,000
5	Winn-Dixie Stores	51,000
6	AutoNation	25,000
7	Republic Services	13,000
8	Memorial Healthcare System	10,514
9	North Broward Hospital District	8,148
10	The Continental Group	6,200
11	PRC LLC	5,456
12	SEACOR	5,268
13	Citrix Systems	4,620
14	JM	4,600
15	Pediatrix Medical	3,914
16	Butler	3,800
17	Elizabeth Arden	2,850
18	Bank Atlantic	2,569
19	BrandsMart	2,500
20	Spirit Airlines	2,200

Source: Florida Trend 2008 Top Public/Private Companies and South Florida Business Journal’s Largest Employers 2008

Income	Personal income is a significant factor in determining the real estate demand in a given market. From 2004 to 2009, Broward County’s income grew at an average annual compound rate of 2.54%, compared to the State of Florida’s average annual compound growth rate of 2.01%. The two market areas displayed a similar pattern in per capita income growth over the last ten years. Broward County’s average annual compound growth rate was 2.28% as compared to 1.90% for the State of Florida. Projections for the next five and ten year periods reflect growth rates for Broward County that are less than the anticipated gains for the State of Florida. For the two time frames, 2009 to 2014 and 2009 to 2019, Broward County is anticipated to experience 2.43% and 1.87% average annual growth rates, respectively, compared to the projected growth rates for the State of Florida of 2.73% and 2.15%.

An examination of income per household reveals that, historically, Broward County has experienced a growth rate above that the State of Florida; however, future projections predict slower growth for Broward County compared to the State of Florida. In absolute dollars, Broward County’s personal income historically has been above that of the State of Florida, both on per capita and per household bases.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 13
INCOME PER CAPITA COMPARISON

		State of Florida		Broward County
			%		%
	Year	Income/Capita[1]	Change	Income/Capita[1]	Change

Historical	1999	$27,536		$28,866
	2004	$30,099	9.3%	$31,891	10.5%
	2005	$31,212	3.7%	$33,549	5.2%
	2006	$32,020	2.6%	$34,655	3.3%
	2007	$33,385	4.3%	$36,552	5.5%
	2008	$33,471	0.3%	$36,513	-0.1%

Current	2009	$33,250	-0.7%	$36,150	-1.0%

Projected	2010	$34,414	3.5%	$37,300	3.2%
	2011	$35,559	3.3%	$38,427	3.0%
	2012	$36,569	2.8%	$39,406	2.5%
	2013	$37,321	2.1%	$40,102	1.8%
	2014	$38,035	1.9%	$40,753	1.6%
	2019	$41,112	8.1%	$43,495	6.7%

Average Annual		Historical
Compound Change		Past 5 years	2.01%		2.54%
		Past 10 years	1.90%		2.28%
		Projected
		Next 5 years	2.73%		2.43%
		Next 10 years	2.15%		1.87%

[1]	Income figures are stated in year 2000 constant dollars.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 14
INCOME PER HOUSEHOLD COMPARISON

		State of Florida		Broward County
			%		%
	Year	Income/Household[1]	Change	Income/Household[1]	Change

	1999	$69,326		$71,189
	2004	$75,473	8.9%	$79,121	11.1%
	2005	$78,112	3.5%	$83,090	5.0%
	2006	$80,031	2.5%	$85,725	3.2%
	2007	$83,399	4.2%	$90,377	5.4%
	2008	$83,439	0.0%	$90,126	-0.3%

Current	2009	$82,720	-0.9%	$89,081	-1.2%

Projected	2010	$85,443	3.3%	$91,760	3.0%
	2011	$88,111	3.1%	$94,376	2.9%
	2012	$90,432	2.6%	$96,617	2.4%
	2013	$92,110	1.9%	$98,162	1.6%
	2014	$93,687	1.7%	$99,586	1.5%
	2019	$100,292	7.1%	$105,411	5.8%

Average Annual		Historical
Compound Growth		Past 5 years	1.85%		2.40%
		Past 10 years	1.78%		2.27%
		Projected
		Next 5 years	2.52%		2.25%
		Next 10 years	1.94%		1.70%

[1]	Income figures are stated in year 2000 constant dollars.

Conclusion	Overall, the economic outlook for Broward County suggests modest declines for the near term, but positive growth over the longer term. Unemployment is on an upward trend and is forecast to increase over the near term, but given the area’s varied employment base, the long term perspective is positive. Even with a short-term downturn, total population is projected to increase slightly.

Based on this analysis, it is anticipated that Broward County should fair better than many areas within the state and most parts of the country, but will nevertheless suffer some near term declines. Long term, the County should experience growth and increasing property values.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 15

NEIGHBORHOOD ANALYSIS

The Appraisal of Real Estate defines a neighborhood as “a group of complimentary land uses”. A neighborhood should be distinguished from a district, which is defined as “a type of neighborhood that is characterized by homogenous land use”. A neighborhood will contain land uses complimentary to one another. For example, predominantly residential neighborhoods typically contain some commercial properties that provide services for local residents. The boundaries of a neighborhood can be physical such as a lake, stream or major highway or they may be less easily discernible such as changes in prevailing land use or occupant characteristics.

Location	The subject neighborhood is situated within the mid-town area of Plantation, approximately seven miles west of the Fort Lauderdale downtown central business district. The neighborhood is bounded by Sunrise Boulevard to the north, Broward Boulevard to the south, the Florida Turnpike to the east and University Drive to the west. The defined neighborhood is considered a suburban location within the Fort Lauderdale MSA. The subject property is situated in the southwestern sector of the defined neighborhood.

Land uses	The subject neighborhood consists primarily of mature and established detached single family residential developments. Commercial uses are situated primarily along the frontage of the arterial and some secondary thoroughfares. Significant developments within the subject’s market area include the Westfield Mall (formerly Broward Mall), the Broward County West Regional offices, former Plantation Fashion Mall and Westside Regional Medical Center as well as surrounding commercial development

The residential base of the area consists primarily of older single family tract homes built from the 1960s through the 1970s. The residential areas are sited along interior neighborhood streets with the typical home priced in the $200,000 to $300,000 range. As a result of its convenient and central location, the area is a desirable residential district that has realized a significant amount of construction in the form of in-fill residential development on vacant and under-utilized lots and renovation and rehabilitation of the older housing stock prior to the overall market decline in 2007 – 2008.

The neighborhood and surrounding areas also include a concentration of apartment complexes. Area apartments are typically located along the heavier traveled neighborhood streets and consist of older construction tenanted by a broad range of occupants to include singles, couples and working families. Several large corporate offices (Motorola, DHL) are situated in corporate parks within and surrounding the subject neighborhood. Due to the proximity to the main campus of Broward College and Nova Southeast University, area apartments also include some student occupants.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 16

Access	Primary access to the subject neighborhood is provided by University Drive (State Road 817) which is primarily a six-lane, divided arterial roadway extending north/south through Broward County. Sunrise and Broward Boulevards are east/west arterial roadways extending from the eastern oceanfront communities through the western suburban communities of central Broward County. The Florida Turnpike is a north/south toll road extending north from Miami-Dade County through the central regions of the State of Florida. There are interchanges at Sunrise Boulevard to the north and I-595 to the south. There are also several bus routes served by the Broward County Transit Authority extending through and around the subject neighborhood.

Fort Lauderdale International Airport and Port Everglades are situated about 7 – 9 miles to the southeast and are about a 15 – 20-minute drive from the subject property.

Conclusion	In summary, the subject neighborhood is a centrally located, stable and established residential area that offers good access to other parts of the county. The neighborhood is adequately serviced by public utilities, services and community facilities. There appears to be no detrimental influences upon the neighborhood which would inhibit the income- producing capabilities of the subject property. The long-term prospects for the neighborhood and the subject property are positive.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 17

SITE ANALYSIS

Location	Southwest corner of Northwest 5th Street and Cassidy Boulevard (Northwest 76th Avenue), approximately 1/4 mile east of University Drive (State Road 817), in the eastern central sector of the City of Plantation, Broward County, Florida. The subject neighborhood is a stabilized suburban area located approximately 7 miles west of the Fort Lauderdale downtown central business district. The physical address of the property is 7616 Northwest 5th Street, Plantation, Broward County, Florida.

Site Area	Total land area equates to 20.83± acres, or approximately 907,372 square feet.

Street Frontage	The subject site is afforded with an adequate amount of frontage along the south side of Northwest 5th Street and the west side of Cassidy Boulevard (Northwest 76th Avenue).

Topography	The site is generally level and on grade with the bounding streets and adjoining properties.

Shape	The parcel is irregular in shape. The size, shape, and configuration of the subject property provide a functional layout, which is similar to competitors.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on asphalt paved drives and surface lots. Building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Information	The subject property is situated in Flood Zone “X”, which is an area determined to be outside the 0.2% annual chance floodplain, according to FEMA Map 12011C - 0215F dated August 18, 1992

Zoning	PRD-17Q, Planned Residential Development. This zoning permits a range of residential development ranging from detached single family homes to multifamily apartments, townhomes and other cluster style housing, medical facilities such as nursing care, convalescent or residential care facilities, group homes and various assessor uses such as active and passive recreational facilities for the use of owners/occupants.

The current use of the site appears to constitute a legal conforming use of the property. However, a review of the complete text of the Plantation Zoning code, as well as other applicable ordinances and development regulations is recommended.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 18

Easements and Encroachments
Although we were not provided a current title report to review, we are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any type of development moratorium that would affect the property.

We were not provided with a recent survey for the subject development. Our inspection of the subject property did not reveal any apparent adverse encroachments based on solely on visual observations. An updated survey is recommended for final determination.

No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It appears as though the site is encumbered by utility and access easements typical of a developed site. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.

Accessibility/Visibility	Ingress and egress to the property is via access points off Northwest 5th Street and Northwest 76th Avenue. The buildings are at street grade and visible to passing traffic.

Improvements	There are 16 apartment buildings, a free-standing one-story building housing the on-site management/leasing office and exercise room, two outdoor in-ground pools, open asphalt paved surface parking areas and internal paved drives.

Conclusions	The site attributes are well suited for the existing development and use.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 19
PLAT MAP

73-158978

PLAT BOOK 80 PAGE 21

WINDMILL VILLAGE
LOCATION SKETCH
SEC 4-50-41

WINDMILL VILLAGE

A SUBDIVISION IN SECTION 4, TOWNSHIP 50 SOUTH, RANGE 41 EAST
CITY OF PLANTATION, BROWARD COUNTY, FLORIDA

SCALE IN FEET

Prepared By: RICHARD B. WIBBINS & ASSOCIATES
ENGINEERS - SURVEYORS
901 NE 20 AVE. FT. LAUDERDALE, FLORIDA

EVERGLADES PLANTATION CO. SUB. (2-7 DADE)
NW 5TH ST
P.O.B.
PARCEL 'A'
AVENUE
NOTES:
⊚ Indicates Permanent Reference Monument (PRM)
COUNTY ENGINEER
This plat is hereby approved for record.

DESCRIPTION

A part of the Southeast Quarter (SE ¼) of Section 4, Township 50 South, Range 41 East, also being part of Block 4, Section 4, Township 50 South, Range 41 East of the Subdivision of EVERGLADES PLANTATION CO. SUB., as recorded in Plat Book 2 at Page 7 of the Public Records of Dade County, Florida, more particularly described as follows:

Commence at the Northeast corner of the Southeast Quarter (S.E. ¼) of Section 4, Township 50 South, Range 41 East; thence Westerly along the North line of the said Southeast Quarter (SE ¼) a distance of 51.02 feet to the Point of Beginning; thence continue Westerly along the last described course a distance of 823.83 feet to a point; thence Southerly on an included angle (S.E. Quadrant) of 88°-00'-10" a distance of 240 feet to a point; thence Easterly on an included angle (N.E. Quadrant) of 91°-59'-50" a distance of 330 feet to a point; thence Southerly on an excluded angle (S.W. Quadrant) of 91°-59'-50" a distance of 482.11 feet to a point; thence Westerly on an excluded angle (N.W. Quadrant) of 88°-19'-39" a distance of 323.11 feet to a point; thence Southerly on an included angle (S.E. Quadrant) of 88°-18'-59" a distance of 644.32 feet to a point; thence Easterly on an included angle (N.E. Quadrant) of 91°-41'-01" a distance of 546.81 feet to a point; thence Northerly on an included angle (N.W. Quadrant) of 88°-19'-39" a distance of 406.99 feet to a point; thence Easterly on an excluded angle (S.E. Quadrant) of 88°-19'-39" a distance of 400.00 feet to a point; thence Northerly on an included angle (N.W. Quadrant) of 88°-19'-39" a distance of 962.12 feet to the Point of Beginning. Said lands situate, lying and being in Broward County, Florida.

BROWARD COUNTY AREA PLANNING BOARD

This is to certify that the Broward County Area Planning Board approved this plat with regard to dedication of right of way for traffic ways by resolution duly adopted this 25th day of APRIL, 1973.

CHAIRMAN

OLD PLANTATION WATER CONTROL DISTRICT

This plat has been submitted to the Old Plantation Water Control District.

PRESIDENT

CITY OF PLANTATION

PLANNING & ZONING BOARD
This is to certify that this plat of "WINDMILL VILLAGE" has been approved by the Planning and Zoning Board of the City of Plantation, Florida by resolution adopted this 26th day of OCTOBER, 1972.

VICE CHAIRMAN

CITY COUNCIL'S APPROVAL
This is to certify that this plat of "WINDMILL VILLAGE" has been approved and accepted for recording by the City Council of Plantation by resolution adopted by said City Council this 22nd day of NOVEMBER, A.D. 1972.

MAYOR — CITY CLERK

CITY ENGINEER'S APPROVAL
This plat of "WINDMILL VILLAGE" is hereby approved. 3/27/73

MORTAGEE APPROVAL

KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned, holders of mortgages on the property described hereon, hereby consent to this plat and join in the dedication.

Witness: ______
Witness: ______
By: ______ TRUSTEE
C.I. MORTGAGE GROUP

ACKNOWLEDGEMENT

STATE OF NEW YORK }
COUNTY OF NEW YORK } Personally appeared JAMES V. TOMAI, JR., et al Trustees of C.I. Mortgage Group and acknowledged the above to be their free act and deed this ___ day of ___ 1973.
My commission expires ______

NOTARY PUBLIC

DEDICATION

KNOW ALL MEN BY THESE PRESENTS: That PACIFIC PLANTATION PARTNERSHIP LTD., a Florida limited partnership, owners of the lands described hereon, has caused said lands to be surveyed and platted in the manner hereon shown and to be known as "WINDMILL VILLAGE". The easements/rights-of-way shown is hereby dedicated to the perpetual use of the public for proper purposes. All previous plats or portions thereof of said lands are hereby vacated, cancelled and superceded by this plat. All previous rights of way and/or easements not shown hereon over said lands are hereby vacated, cancelled and superceded by this plat.

Witness our hands and seals this 19th day of APRIL, 1973.

Witness: ______
Witness: ______

Pacific Plantation Partnership, Ltd., a Florida Limited partnership by its General Partner Pacific National Equity Company, a California Limited Partnership, By RALPH TORELLO, General Partner.

ACKNOWLEDGEMENT

STATE OF FLORIDA }
COUNTY OF BROWARD } ss I HEREBY CERTIFY that on this day personally appeared before me, an officer duly authorized to administer oaths and take acknowledgements, RALPH TORELLO, General Partner and he acknowledged before me the execution of the foregoing instrument for dedication for the purposes therein expressed.

Witness my hand and official seal this 19th day of APRIL, A.D. 1973.

My commission expires Dec. 15, 1975

NOTARY PUBLIC, STATE OF FLORIDA

SURVEYOR'S CERTIFICATE

This is to certify that to the best of our knowledge and belief the plat hereon shown is a true and correct representation of the lands surveyed and platted and that said survey conforms with the standards of the Florida Society of Professional Land Surveyors and that Permanent Reference Monuments (PRM) have been set as indicated.

RICHARD B. WIBBINS & ASSOCIATES

By: ______
REG. LAND SURVEYOR, STATE OF FLORIDA

COUNTY COMPTROLLER

STATE OF FLORIDA }
COUNTY OF BROWARD } ss This is to certify that this plat complies with the provisions of Chapter 71-339, Laws of Florida and was accepted for record by the Board of County Commissioners of Broward County this ___ day of ___ 1973.

Attest: JACK WHEELER, County Comptroller

By: ______ DEPUTY

This instrument filed for record this 2nd day of August, 1973 and recorded in Plat Book 80, Page 21, record verified.

JACK WHEELER, County Comptroller

By: ______ DEPUTY

COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 20
SITE PLAN

N.W. 5th Street
76th Avenue
PRESCHOOL
ANDOVER LEARNING CENTER
NORTH
WEST
EAST
SOUTH
(14) 7728
(15) 7608
7600 (16)
7720 (12)
7624 (13)
(10) 7712
(11) 7632
OFFICE
POOL
VOLLEY BALL
TENNIS COURTS
BASKETBALL COURT
PLAY GROUND
7640 (9)
7704 (4)
POOL
7656 (7)
(8) 7648
7696 (2)
BAR B QUE COURTYARD
7664 (6)
7680 (3)
7688 (1)
7672 (5)
PLANTATION GARDENS
APARTMENT HOMES
BUILDING LOCATION PLAN
Not To Scale

COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 21

IMPROVEMENT ANALYSIS

Year Built/Renovated	The subject property was reportedly originally constructed in 1970 as a garden-style apartment complex. Ongoing maintenance has occurred over the years.

Layout & Configuration	The complex consists of a total of 372 apartment units within 16 buildings (four 4-story and 12 two-story) with central courtyard/atrium common areas and exterior open entry walkways that provide access to individual apartments. The four-story mid-rise buildings each have an elevator while the two-story buildings are walk-up. The buildings are sited along an internal drive that is integrated with the parking and landscape areas. A one-story, freestanding building houses the on-site management/leasing office and exercise room. There is at least one laundry facility per building.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.
UNIT MIX AND FLOOR AREAS

Type	Mix	Size	Total Area

1 Bed/1 Bath	42	750	31,500
2 Bed/2 Bath	180	850	153,000
2 Bed/2 Bath	150	950	142,500

Totals/Averages	372	879	327,000

Source: Client provided rent roll data and floor plans; compiled by CRA

Floor Plans	As indicated, the property offers a variety of one- and two-bedroom floor plans, which is typical of the market. Each floor plan provides a living room off of an entry foyer, a dining room off the kitchen and bedroom(s) with ample access to the bath(s).

EXTERIOR

Structure	The foundations consist of reinforced concrete slabs, poured on grade. Structural framing is concrete block and stucco exterior walls, with interior partitions comprised of metal stud walls with painted and textured drywall.

Floors	The floors are constructed of reinforced concrete slabs with carpet or vinyl covering. The ceiling height is approximately 8 feet.

Walls	The exterior walls are painted stucco.

Windows	Individual unit windows are single pane glass set in aluminum frames. Entry doors are metal set in metal frames. Sliding glass doors provide access to the porches or balconies.

Roof	The buildings have a mix of pitched roof areas with composition shingle cover and flat decks with built-up covers and shingle mansards. The attic area provides ventilation and is not readily accessible to tenants.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 22

INTERIOR FINISHES

Walls and Ceilings	Textured and painted drywall.

Flooring	Wall-to-wall carpeting throughout except for sheet vinyl in bathrooms, kitchens and entry foyers.

Kitchens	Typical appliance package consisting of a refrigerator/freezer, electric range with oven, dishwasher and garbage disposal. Cabinets are painted and/or stained wood.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

MECHANICAL SYSTEMS

HVAC	Air and heat is provided by individual split systems with exterior condensers. Tenants are responsible for their own utility charges. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by an individual electric water heater. Water and sewer charges are billed to tenants separately by the property based on a separate billing system.

Fire Protection	The property does not have fire sprinklers, however, there are smoke detectors and pull stations. This is typical for this vintage property in the market.

Security	Each unit may be wired for security. Monitoring is at tenant’s expense.

Elevators	The four-story mid-rise buildings each have a hydraulic elevator. ADA accessibility issues have not been addressed. This is similar to competitors.

ANCILLARY AREAS

Storage Spaces	No additional storage lockers are provided.

Loading Facilities	Tenant moving occurs from the parking lot. The internal drive is accessible for moving vans.

Landscaping	Landscaping is adequate and consists of mature vegetation. Native trees and shrubs are plentiful throughout the common areas and between buildings.

Parking	The internal drive incorporates the surface parking lots. There appears to be an adequate number of parking spaces provided. The drives and parking lots are asphalt paved.

Recreational Amenities	Two outdoor in-ground swimming pools with surrounding patio/deck areas. Tennis and basketball courts, children’s playground. Amenities are similar to competitive properties.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 23

FF&E
Personal Property	The subject property has office furnishings and equipment for the staff at the management/leasing office and various chairs and tables for the pool decks. Kitchen appliances are also part of personal property. The FF&E are similar to competitive properties.

CONDITION/MAINTENANCE

Exterior	Average condition. Overall maintenance appears adequate. – Except balcony, walkway and railing repair/renovation which is in the process of obtaining municipal and other applicable governmental approvals (See Assumptions and Limiting conditions section)

Roof	Average condition. No roof leaks were reported.

Interiors	Average condition. Overall maintenance appears adequate. – Except down units (See “Assumptions and Limiting Conditions”)

Common Area Amenities	Average condition. Overall maintenance appears adequate.

Sidewalks & Paving	Fair to Average condition. Overall maintenance appears adequate with patching and repairs to areas of the site.

Landscaping	Average condition. Overall maintenance appears adequate.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit. However, the subject improvements were originally constructed prior to 1978 and therefore may comprise components that contain lead based paint and/or asbestos materials. We recommend that anyone desiring further information retain an appropriately licensed/trained/certified inspector.

ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is average with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. Most of the exterior air-conditioning condensing units were replaced within the recent past. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual average age of the property is estimated at 40 years. As a result of on-going maintenance, the effective age is estimated to be slightly less than the actual age of the improvements. Upon completion of the scheduled repairs/renovations noted below, the effective age is estimated at 20 to 25 years.

Capital Improvements	Cost estimates were provided for repairs/renovations to the exterior balconies, walkways and associated railings and exterior painting/waterproofing of the buildings. The anticipated cost to compete these repairs, as indicated by a bid by LTB Construction Inc. dated March
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 24

26th, 2010 and an internal memo related to the project is $1,560,143.00. As of our inspection, on-site representative indicated that application for municipal and other applicable governmental approvals was in process. We have relied upon the cost estimates provided in our analysis of the “As Is” condition of the subject property.

Functional Obsolescence	The subject property represents standard design, systems and floor plans consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted. Adjacent properties and nearby uses benefit the subject property. However, external obsolescence attributable to current market conditions is applicable.

Conclusions	The subject improvements have adequate functional utility, conform well to the general character of the neighborhood and are generally similar to competitors.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 25
FLOOR PLAN — Dove (1 Bed/1 Bath)
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 26
FLOOR PLAN — The Peacock (2 bed/2 bath)

Plantation Gardens

The Peacock
2 Bedroom/2 Bath
850 Square Feet

PATIO
LIVING ROOM
BATH
BEDROOM
KITCHEN
DEN/ BEDROOM
BATH

This floor plan is available starting from $____________________

Plantation Gardens Apartments
7616 NW 5th Street Plantation, Fl 33324
Phone (954) 473-5050 • Fax (954) 424-8612
www.PlantationGardensApartments.com • www.AIMCO.com

COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 27
FLOOR PLANS — The Swan (2 bed/2 bath)
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 28

REAL ESTATE ASSESSMENTS AND TAXES

Assessor’s Identification	The subject property is identified by the Broward County Property Appraiser office by Tax Identification number 50-41-04-06-0010

Overview	Real property taxes are based on multiplying the “Assessment”, which is 100% of the “Fair Market Value” (FMV) as determined by the Broward County Property Appraiser, and the Tax Rate, which is determined by municipal, county administration, county school board budgets, several other taxing districts/authorities and also several bond issues.

The tax year is based on a calendar year, payable in arrears. The FMV is supposed to reflect total property value as of January 1 of each year. The Tax Rate is typically determined after the assessments have been finalized in July and prior to billing in September. Although payment is due without penalty by March 31 of the following year, discounts up to 4% are available by making payment in November which results in a decrease of 1% per month through February.

The assessor can use all three of the standard appraisal methods to establish an equitable FMV. Although a property’s assessment is not automatically changed upon sale, the sales price would be considered and included in the general market pricing trend during subsequent revaluations. Countywide revaluations are required annually with at least every three years; however, the assessor has the authority to re-evaluate property annually.

The subject property is under the taxing jurisdiction of the City of Plantation, Broward County School District, Broward County, North Broward Hospital District, Southeast Florida Water Management.

Assessments	The subject’s 2009 total assessment of $18,395,750 represents an 8.5% decrease over the 2008 assessment of $20,100,000.

Comparable Assessments	Similar properties within the subject property’s immediate vicinity were surveyed to ascertain the reasonableness of the subject property’s current FMV assessment. As a result of the age of the subject’s improvements in comparison to the comparable data that represents newer construction, the subject’s assessment per unit is appropriately aligned below the assessments exhibited by the comparable properties.
TAX COMPARABLES

		Year	Assessed	Assessment
Property Name	Tax ID	Built	Units	Per Unit

Plantation Gardens (Subject)	50-41-04-06-0010	1970	372	$49,186
Plantation Colony	50-41-16-24-0010	1986	256	$83,419
Southern Pointe	49-41 -33-22-0010	1989	292	$71,478
Lake Pointe at Jacaranda	49-41-33-22-0020	1990	248	$73,704
Jacaranda Village	50-41-04-29-0020, 0030	1986	296	$71,274

Source: Broward County Property Appraiser, compiled by CRA

Property Tax Abatement	The subject property does not participate in any property tax abatement programs.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 29

Tax Rate	The historical combined tax (millage) rates applicable to the subject parcel are summarized as follows
HISTORICAL MILLAGE RATES

City of Plantation Millage Code 2212
Tax Year	Combined Millage Rate	Differential	Percent Change

2002	23.7949
2003	23.4831	(0.3118)	-1.33%
2004	23.2814	(0.2017)	-0.87%
2005	22.7674	(0.5140)	-2.26%
2006	21.4982	(1.2692)	-5.90%
2007	19.4919	(2.0063)	-10.29%
2008	19.5638	(0.0719)	0.37%
2009	20.1228	(0.5590)	2.78%

Tax rates have remained relatively stable reflecting modest declines over the past several years. This trend, however, is in part related to the general increases experienced on assessed values throughout the county. In light of recent declines in economic and market conditions, rates are expected to begin increasing as assessed values have begun to decline. The 2009 total tax rate applicable for all taxing authorities with jurisdiction over the subject property equates to $20.1228 per $1,000 of assessed value.

Non-Ad Valorem Assessments
In addition to the various taxing authorities who comprise the combined millage rate listed above, there are also non ad valorem assessments. The establishment of non ad valorem assessments is intended to ensure that low and no valued properties contribute toward various municipal and other government provided services. Currently, the Non-Ad Valorem assessment applicable to the subject property is $2,886.80 annually.

Real Estate Tax Projection	The value concluded for the property in this appraisal is considerably higher than the current assessment. As the definition of market value inherently considers the sale of the property at the concluded value and said value would be considered in the assessment process, the real estate tax calculation is predicated on an assessed value equivalent to the concluded market value estimate, less applicable costs of sale. The $24,700,000 market value conclusion reduced by a 15% cost of sale results in an estimated assessment of $20,995,000.

Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. Based on the estimated assessment of $20,995,000 and 2009 tax rate of 20.1288/$1,000, a gross ad valorem tax liability of $422,604 is derived. This amount is reduced by 4% to reflect the early payment discount, yielding the net tax liability of $405,700. To this is added the non-ad valorem assessment of $2,887 and results in a total tax expense of $408,587 or $408,600 rounded.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 30

APARTMENT MARKET ANALYSIS

Introduction	The following apartment market analysis is designed to provide the reader an understanding of the Austin area apartment market and the local submarket within which the subject property competes. The most recent source of data available to the appraisers was the “The Reis Metrotrend Report”.

Local Market Overview	Presently, the Broward County apartment market contains a total of approximately 365 apartment properties comprised of 75,199 units of which roughly 43.7% are considered Class A projects and the balance, 56.3%, represent Class B/C projects. Of significance however, is that there are no market rate rental apartment projects currently under construction. The overall occupancy level and weighted average effective rental rate for apartment properties, as of the Fourth Quarter 2009, were approximately 8.5% and $1,028 per month, respectively.

The following table represents a historical annual breakdown for apartment projects within the overall Broward County market area.
BROWARD COUNTY APARTMENT MARKET SUMMARY

		Inventory		Percent	Net	Effective
Year	Qtr.	(Units)	Completions	Vacant	Absorption	Rental Rate

1996	Annual	77,401	2,272	3.9	2,266	$751
1997	Annual	81,471	4,070	3.9	3,895	$778
1998	Annual	85,370	3,899	3.9	3,719	$800
1999	Annual	89,092	3,722	3.3	4,165	$811
2000	Annual	91,464	2,372	2.1	3,381	$862
2001	Annual	94,066	2,602	4.9	-81	$881
2002	Annual	95,470	1,404	5.3	905	$878
2003	Annual	96,611	2,111	5.3	1,145	$897
2004	Annual	92,798	2,320	4.3	-2,754	$927
2005	Annual	74,478	0	2.6	-16,212	$973
2006	Annual	70,343	225	3.9	-4,966	$1,048
2007	Annual	73,513	512	5.5	1,873	$1,057
2008	Annual	74,337	824	6.9	-260	$1,051
2009	Annual	75,199	962	8.5	-428	$1,028

Source: Reis Reports

Notable trends for the past six-year period reflect an approximate 19% decrease in inventory (17599± units) for apartment projects in the Broward Metro area. The significant decline during this period was attributable to the conversion of apartment projects to condominiums. However, the current economic decline has not only halted the conversion of many projects to condominiums but also resulted in the return of some condominium conversions back to rental apartments. This trend is expected to continue to a degree over the next few years. As units have returned to the rental apartment market inventory, net absorptions have been negative over this time frame and occupancy levels have decreased. In spite of the increasing inventory and decrease in occupancy rates, asking rents have increased 10.9% over the same six-year period.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 31

The greatest concentration of the above summarized inventory of apartment projects represents properties developed between 1980 and 1989 (35%) while projects developed prior to 1980 comprise only 25% and newer developments constructed between 1990 and 1999 represent 26% and since 1999 are 14%. Although vacancy rates for apartment projects within Broward County are reported to be 8.5% overall, the range of average vacancy rates based on the age of the development is 6.3% — 12.28% with the newest projects representing the highest vacancy rates (1970 — 1979 are 8.2% and prior to 1970 are 9.1%). Accordingly, older projects do tend toward the higher vacancy rates. However due to the surplus of condominium units and the return of condominium projects to rental apartments, newer developments represent the highest vacancy rates. The following summary reports market indicators based on the age:
MARKET INDICATORS BASED ON AGE

Year Built	Inventory Units	Vacancy Rate	Asking Rent

Prior to 1970	2,255	9.1%	$864
1970 – 1979	16,544	8.2%	$889
1980 – 1989	26,320	8.9%	$1,088
1990 – 1994	19,552	6.3%	$1,261
1995 – Present	10,528	12.2%	$1,532
Overall	75,199	8.5%	$1,098

Submarket Analysis	The subject is located within the Plantation market area which is one of 12 submarket areas defined by REIS Metrotrend reports. This submarket is one of five that represents the central areas of Broward County. The Plantation market area, while not the largest, it is also not the smallest submarket area within Broward County representing roughly 9.2% of the total apartment units. The submarket areas of Coral Springs/Margate/Coconut Creek, Sunrise/Tamarac/North Lauderdale and Miramar/Pembroke Pines represent the three largest submarket areas in terms of the number of units, respectively. On a combined basis, all three of these largest submarkets comprise approximately 41.9% of the total apartment units and consist of western comminutes in Broward County. Of significance however is that many apartment projects located within the eastern communities are often older and smaller projects that tend to cater to seasonal residents and would therefore likely fall outside of the survey parameters.

A historical breakdown for apartment complexes is summarized below:
PLANTATION APARTMENT SUBMARKET SUMMARY

		Inventory		Percent	Net	Effective
Year	Qtr.	(Units)	Completions	Vacant	Absorption	Rental Rate

2001	Annual	9,311	230	5.0	466	$940
2002	Annual	9,311	0	5.7	531	$948
2003	Annual	9,159	0	4.2	385	$952
2004	Annual	8,769	0	3.5	307	$998
2005	Annual	6,786	0	1.7	115	$1,062
2006	Annual	6,396	0	3.1	198	$1,154
2007	Annual	6,946	0	3.6	250	$1,166
2008	Annual	6,946	0	4.6	320	$1,183
2009	Annual	6,946	0	5.4	375	$1,132

Source: Reis Reports
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 32

Occupancy rates within the Plantation market area for apartment projects have after several years of decreasing trends have begun to reflect a slight increase and are estimated to average 94.6%, as of the Fourth Quarter of 2009. Over the preceding five years there have not been any increases in inventory. However, a new 430 unit project is nearing completion in the western area of the Plantation submarket. Net absorption during the same period has only represented 1,258 units. Despite the modest declines in occupancy, asking rents for have increased by roughly 6.5% during the same time frame.

Summary	The subject is located within the Plantation market area, as defined by REIS Metrotrend, which is one of 12 apartment submarkets within Broward County. Based on the Fourth-Quarter 2009 REIS Metrotrend report, the Plantation market area is ranked as tied for the third highest average asking rental rate at $1,193 per month ($1,282 – Miramar to $909 -Lauderhill/Lauderdale Lakes) as well as the second highest occupancy rate at 94.6% (96.6% – West Hollywood to 78.7% – Ft Lauderdale). The factors attributed to the consistent performance of properties within this submarket as compared to others within Broward County include a stable supply of existing units with no additional market rate apartment projects on the near term horizon. In addition, the Plantation market area has also continued to experience increases in rental rates during the last five years.

Supply and demand factors indicate that in the short term, the apartment market is likely to reflect an increase in the net absorption of apartment units. This should have a positive impact on the subject as the subject represents approximately 5.4% of the existing units within the Plantation market area. As a result, the subject market area is considered to be generally stable overall and that continued growth should reflect general population trends within the market into the foreseeable future.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 33

MARKET RENT ANALYSIS

Subject Property Leasing	A March 2010 Rent Roll was provided for the subject. The asking rents are summarized in the following table. It should be noted that these rents are the average asking rents only and not the rents currently being paid.
SUBJECT CURRENT ASKING RENT SUMMARY

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	42	750	31,500	$825	$1.10	$ 34,650
2 Bed/2 Bath	180	850	153,000	$850	$1.00	$153,000
2 Bed/2 Bath	150	950	142,500	$930	$0.98	$139,500
Totals/Averages	372	879	327,000	$879	$1.00	$327,150

Competitive Set	In order to determine the market rent for the subject’s apartment units, a survey of comparable apartment complexes considered most similar to the subject was conducted. The subject competes with a number of properties in the area. Due to the large size of the submarket, we included a representative sample of the competitive properties. All of the properties are in close proximity of the subject and define the range of property, unit types and rental rates available in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the subject and comparable properties follow the map.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 34
COMPARABLE RENTAL MAP

rent Comp = Plantation Mea...
7261 NW 16th St
Fort Lauderdale, FL 33313
Rent Comp - Del Oro
7001 NW 16th St
Fort Lauderdale, FL 33313
Rent Comp - Southern Pointe
8080 NW 10th Court
Plantation, FL 33324
Rent Comp - Jacaranda Village
460 NW 87th Rd
Fort Lauderdale, FL 33324
Rent Comp - Lake Pointe at ...
1171 Lakepointe Landing
Fort Lauderdale, FL 33322
Subject - Plantation Gardens
7616 NW 5th St
Fort Lauderdale, FL 33324
Rent Comp - Jacaranda Club
8760 NW 4th St
Fort Lauderdale, FL 33324
Rent Comp - Plantation Colony
8210 SW 12th St
Fort Lauderdale, FL 33324
Lauderdale Lakes
Lauderhill
Plantation Gardens
Breezeswept Park Estates
Hoffman Park
Plantation Park
Plantation Heritage Park
Plantation Isles
Fern Crest Village
Pine Island Ridge
Davie
Forest Ridge
Omega Condominium
Sunrise Heights
W Sunrise Blvd
W Broward Blvd
NW 10th St
SW 12th St
SW 24th St
SW 30th St
W SR-84
Florida's Tpke
N University Dr
S University Dr
0 mi
0.5
1
1.5

Copyright © and (P) 1988–2007 Microsoft Corporation and/or its suppliers. All rights reserved. http://www.microsoft.com/streets/
Certain mapping and direction data © 2007 NAVTEQ. All rights reserved. The Data for areas of Canada includes information taken with permission from Canadian authorities, including: © Her Majesty the Queen in Right of Canada, © Queen's Printer for Ontario. NAVTEQ and NAVTEQ ON BOARD are trademarks of NAVTEQ. © 2007 Tele Atlas North America, Inc. All rights reserved. Tele Atlas and Tele Atlas North America are trademarks of Tele Atlas, Inc.

COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 35

SUBJECT PROPERTY	Plantation Gardens

7616 Northwest 5th Street
Plantation, Florida

Units	372

Year Built	1970

Occupancy	96%

Amenities	Electric kitchen appliances, walk-in closets, and mini-blinds. Complex amenities include on-site laundry, two outdoor pools, tennis and basketball courts and playground.

Concessions	Move in specials on selected units on an as needed basis.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	42	750	31,500	$825	$1.10	$34,650
2 Bed/2 Bath	180	850	153,000	$850	$1.00	$153,000
2 Bed/2 Bath	150	950	142,500	$930	$0.98	$139,500

Totals/Averages	372	879	327,000	$879	$1.00	$327,150

COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 36

COMPARABLE RENTAL 1	Jacaranda Village
460 Northwest 87th Road
Plantation, Florida

Units	298

Year Built	1985

Occupancy	92%

Amenities	Electric kitchen appliances including microwave oven, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include common laundry facilities, outdoor pool with surrounding patio/deck area, fitness center, tennis courts and a business center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. Current specials include one month free on 2 bedroom units with a 12 month lease and 2 months free on 1 bedroom units with a 12 month lease.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	238	800	190,400	$985	$1.23	$234,430
2 Bed/2 Bath	60	1,102	66,120	$1,160	$1.05	$69,600

Totals/Averages	298	861	256,520	$1,020	$1.19	$304,030

Comments	Property allows pets up to 75 lbs with restrictions. Property is located 3/[4] mile west of the subject property.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 37

COMPARABLE RENTAL 2	Plantation Colony 8210 Southwest 12th Street Plantation, Florida

Units	256

Year Built	1986

Occupancy	94%

Amenities	Electric kitchen appliances including microwave oven, walk-in closets, patio/balcony, and mini-blinds. Complex amenities include two outdoor swimming pools, heated whirlpool spa, tennis courts, children’s playground, Picnic areas, washer/dryer inside units and business center.

Concessions	Move-in specials on selected units which may go up to one month free rent on 1 year leases
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	72	870	62,640	$994 – $1,004	$1.15	$72,036
1 Bed/1 Bath	36	879	31,644	$1,039 – $1,100	$1.22	$38,606
1 Bed/1 Bath	36	980	35,280	$1,137 – $1,220	$1.20	$42,336
2 Bed/2 Bath	48	1,218	58,464	$1,115 – $1,260	$0.97	$56,710
2 Bed/2 Bath	8	1,066	8,528	$1,116 – $1,171	$1.07	$9,124
2 Bed/2 Bath	36	1,129	40,644	$1,231 – $1,231	$1.09	$44,301
3 Bed/2 Bath	20	1,272	25,440	$1,383 – $1,446	$1.11	$28,238

Totals/Averages	256	1,026	262,640	$1,138	$1.11	$291,353

Comments	Property is located approximately 1.5 miles southwest of the subject property.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 38

COMPARABLE RENTAL 3	Southern Pointe 8080 Northwest 10th Court Plantation, Florida

Units	292

Year Built	1989

Occupancy	95%

Amenities:	Electric kitchen appliances, patio/balcony washer/dryer and mini-blinds. Complex amenities include outdoor pool, fitness center and playground.

Concessions	Specials change regularly on selected units
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	58	771	44,718	$1,045 – $1,085	$1.38	$61,711
1 Bed/1 Bath	58	862	49,996	$1,060 – $1,095	$1.25	$62,495
2 Bed/2 Bath	44	950	41,800	$1,205 – $1,260	$1.30	$54,340
2 Bed/2 Bath	44	997	43,868	$1,220 – $1,275	$1.25	$54,835
2 Bed/2 Bath	44	1,029	45,276	$1,245 – $1,295	$1.23	$55,689
2 Bed/2 Bath	44	1,111	48,884	$1,270 – $1,315	$1.16	$56,705

Totals/Averages	292	940	274,542	$1,184	$1.26	$345,775

Comments	Property is located about 3/4 miles northwest of the subject property.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 39

COMPARABLE RENTAL 4	Lake Pointe at Jacaranda 1171 Lakepointe Landing Plantation, Florida

Units	246

Year Built	1990

Occupancy	89%

Amenities	Electric kitchen appliances including microwave oven, patio/balcony and mini-blinds. Complex amenities include outdoor pool (2), and laundry facility.

Concessions	Reduced rent as exhibited below.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

Eff	52	635	33,020	$884 – $994	$1.48	$48,870
1 Bed/1 Bath	61	810	49,410	$979 – $1,084	$1.27	$62,751
2 Bed/2 Bath	72	1,035	74,520	$1,220 – $1.351	$1.24	$92,405
2 Bed/2 Bath	41	1,100	45,100	$1,265 – $1,385	$1.20	$54,120
3 Bed/2 Bath	20	1,200	24,000	$1,341 – $1,445	$1.16	$27,840

Totals/Averages	246	919	226,050	$1,163	$1.27	$285,986

Comments	Property is located approximately 3/4 mile southwest of the subject
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 40

COMPARABLE RENTAL 5	Jacaranda Club
8760 Northwest 4th Street
Plantation, Florida

Units	181

Year Built	1984

Occupancy	96%

Amenities	Electric kitchen appliances including microwave oven, patio/balcony and mini-blinds. Complex amenities include outdoor pool (2), and laundry facility.

Concessions	Reduced rent as exhibited below.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

Eff	56	690	38,640	$865 – $ 890	$1.27	$49,140
1 Bed/1 Bath	96	858	82,368	$1,000 – $1,025	$1.18	$97,200
2 Bed/2 Bath	39	1,189	46,371	$1,205 – $1,275	$1.04	$48,360

Totals/Averages	191	876	167,379	$1,019	$1.16	$194,700

Comments	Property is located 3/[4] mile west of the subject property.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 41

COMPARABLE RENTAL 6	Del Oro
7001 Northwest 16th Street
Plantation, Florida

Units	180

Year Built	1978

Occupancy	97%

Amenities	Electric kitchen appliances including microwave oven, patio/balcony and mini-blinds. Complex amenities include outdoor pool (2), and laundry facility.

Concessions	Reduced rent as exhibited below.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	50	780	39,000	$799	$1.02	$39,950
1 Bed/1 Bath	6	820	4,920	$949	$1.16	$5,694
2 Bed/1 Bath	54	860	46,440	$995	$1.16	$53,730
2 Bed/1 Bath	6	900	5,400	$1,039	$1.15	$6,234
2 Bed/2 Bath	60	1,050	63,000	$1,095	$1.04	$65,700
3 Bed/2 Bath	4	1,550	6,200	$1,450	$0.94	$5,800

Totals/Averages	180	916	164,960	$984	$1.07	$177,108

Comments	Property is located approximately 1.25 miles northeast of the subject.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 42

COMPARABLE RENTAL 7	Plantation Meadows
7261 Northwest 16th Street
Plantation, Florida

Units	174

Year Built	1974

Occupancy	WND

Amenities	Electric kitchen appliances including microwave oven, patio/balcony and mini-blinds. Complex amenities include outdoor pool (2), and laundry facility.

Concessions	Reduced rent as exhibited below.
RENTAL DATA

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	82	800	65,600	$850	$1.27	$69,700
2 Bed/2 Bath	12	1,250	15,000	$985	$1.24	$11,820
2 Bed/2 Bath	76	1,200	91,200	$975	$1.20	$74,100

Totals/Averages	170	1,011	171,800	$915	$0.91	$155,620

Comments	Property is located approximately 1.25 miles northeast of the subject.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 43

ANALYSIS	The comparable rental properties are all in the general vicinity of the subject property. The selected comparable properties were built between 1974 and 1990. The rental rates illustrated by the comparable properties provide an indication as to the appropriate market rent for the subject property.

One Bedroom Units	The subject property offers one (1) one bedroom floor plan that contains 750 square feet. The quoted rental rate for this floor averages $825 per month or $1.10 per square foot. The following chart outlines rental rates for similar sized one bedroom floor plans within the competing apartment properties.
ONE-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	750	$825	$1.10	Subject

Jacaranda Village	800	$985	$1.23	Superior
Plantation Colony	870	$994 – $1004	$1.15	Superior
	879	$1039 – $1100	$1.22	Superior
	980	$1137 – $1220	$1.20	Superior
Southern Point	771	$1045 – $1085	$1.38	Superior
	862	$1060 – $1095	$1.25	Superior
Lakepointe at Jacaranda	810	979 – 1084	$1.27	Superior
Jacaranda Club	858	$1,000 – $1,025	$1.18	Superior
Del Oro	780	$799	$1.02	Similar
	820	$949	$1.16	Similar
Plantation Meadows	800	$850	$1.27	Similar

Subject Range	750	$825	$1.10
Comparable Range	771 – 980	$799 – $1,220	$1.02 – $1.38

The rents for comparable one bedroom floor plans range from $799 to $1,220 per month, or $1.02 to $1.38. With the exception of Del Oro and Plantation Meadows, the comparable properties are newer than the subject property. As a result, these properties command higher rents. The subject’s quoted rent is appropriately aligned below the rents exhibited by the newer properties in the influencing area and within the range of rents commanded by properties of the same general vintage (Del Oro and Plantation Meadows). Review of market data indicates that the subject’s quoted rent structure is market oriented.

Two-Bedroom Units	The subject offers two (2) two-bedroom floor plans that contain 850 and 950 square feet. The rents for these units are $850 and $930 per month or $1.00 and $0.98 per square foot. The comparable two-bedroom units range in size from 858 to 1,250 square feet and have monthly asking rents ranging from $865 to $1,385 or $0.97 to $1.30 per square foot.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 44
TWO-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment

Subject	850	$850	$1.00	Subject
	950	$930	$0.98	Subject

Jacaranda Village	1,102	$1,160	$1.05	Superior
Plantation Colony	1,218	$1115 – $1260	$0.97	Superior
	1,066	$1116 – $1171	$1.07	Superior
	1,129	$1231 – $1231	$1.09	Superior
Southern Point	950	$1205 – $1260	$1.30	Superior
	997	$1220 – $1275	$1.25	Superior
	1,029	$1245 – $1295	$1.23	Superior
	1,111	$1270 – $1315	$1.16	Superior
Lakepointe at Jacaranda	1,035	$1220 – $1351	$1.24	Superior
	1,100	$1265 – $1385	$1.20	Superior
Jacaranda Club	858	$865 – $890	$1.27	Superior
Del Oro	1,050	$1,095	$1.04	Similar
Plantation Meadows	1,250	$985	$1.24	Similar
	1,200	$975	$1.20	Similar

Subject Range	850 – 950	$850 – $930	$0.98 – $1.00
Comparable Range	858 – 1250	$865 – $1,385	$0.97 – $1.30

As indicated, the subject’s quoted rent structure is appropriately aligned with the low end of the range of rents commanded by comparable product in the market, most of which consist of newer properties and larger floor plans. After adjusting for variances in unit size and physical attributes, the subject’s quoted rent structure is deemed market oriented and processed for valuation purposes.

Conclusions	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross market rent is summarized in the following chart.
SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Rent	Rent/SF	Total Rent

1 Bed/1 Bath	42	750	31,500	$825	$1.10	$34,650
2 Bed/2 Bath	180	850	153,000	$850	$1.00	$153,000
2 Bed/2 Bath	150	950	142,500	$930	$0.98	$139,500

Totals/Averages	372	879	327,000	$879	$1.00	$327,150
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Plantation Gardens Apartments Plantation, Florida	April 17, 2010 Page 45

HIGHEST AND BEST USE

Definition	Highest and Best Use in appraisal theory is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th Edition, Appraisal Institute, Chicago, Illinois, 2002 as “the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.”

There are typically two highest and best use scenarios: The highest and best use of the property as improved and the highest and best use of the site as if vacant. In each case, the use must pass four “tests”; it must be physically possible, legally permissible, financially feasible, and maximally productive.
HIGHEST AND BEST USE AS VACANT

Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

Physically Possible	The subject site’s size and shape would allow for most uses. Surrounding land uses include a townhouse and single family residential development to the west, a religious facility and private school to the south, low rise commercial to the north and a post office facility to the east. All utilities are available or currently service the site. Therefore, the physical characteristics of the site should reasonably accommodate any use that is not restricted by the size, configuration or location of the property

Legally Permissible	The subject property is currently zoned for medium density residential uses. We are unaware of any adverse easements, restrictions or other agreements affecting permitted uses of the subject site. Given prevailing land use patterns in the area, current zoning and land use designations and recognizing the principle of conformity, some form of multifamily residential development reflecting permitted density is likely.

Financially Feasible	In light of current economic conditions, all types of properties have realized decreasing occupancy and rent levels. The existing supply of commercial properties and apartment units in the area appears to be sufficient to satisfy the existing level of demand. Given current market conditions, the financial feasibility for large-scale development is questionable at this time. Even if financial feasibility were pronounced, it would be difficult to obtain construction financing and capital in the currently constrained credit markets.

Maximally Productive	Given the above discussion, a holding period of the site as vacant is indicated until market conditions improve to the point financial feasibility is
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evident. The maximally productive use of the site is future development of a multifamily project to the maximum allowed density.

Conclusion	Based upon the preceding analysis, it is our opinion that the Highest and Best Use of the site, as vacant, is for residential development consistent with surrounding land uses when economic conditions improve to a level that permits development.
HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

Physically Possible	The subject is currently improved with a garden-style apartment complex. The complex was built in 1970 and is 96% leased on the date of inspection. The improvements are functional, and have been adequately maintained with on-going repairs and/or renovations programs occurring when needed.

Legally Permissible	The subject property is reportedly a legal conforming use of the site.

Financially Feasible	The complex is achieving its fair share of the market and is capable of maintaining market rents and market occupancy, especially in light of the scheduled exterior balcony/railing and painting project in the process of obtaining governmental approvals. Accordingly, the subject improvements contribute a positive return to value.

Maximally Productive	The property’s improvements generate a return to the real estate in excess of that generated by the underlying land and in consideration of current depressed conditions related to the condominium conversion market several projects have failed and are returning to rental properties.

Conclusion	Based upon the preceding analysis, it is our opinion that the highest and best use of the site as improved is for the continued multifamily residential use.
COGENT Realty Advisors, LLC

Plantation Gardens Apartments Plantation, Florida	April 17, 2010 Page 47

VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

COST APPROACH	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit — the reward for undertaking the risk of construction — remains a highly subjective factor.

In the case of income-producing real estate with some items of depreciation, the cost of construction plays a minor and relatively insignificant role in determining market value. Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. The Cost Approach has not been processed for purposes of this valuation assignment.

INCOME APPROACH	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the Income Capitalization Approach is utilized in this appraisal.

SALES COMPARISON	The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, and the interest transferred, among others. The value estimated through this
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approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences, and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity is down as a result of market conditions, our research revealed adequate sales activity to form a reasonable estimation of the subject property’s market value via the Sales Comparison Approach.

RECONCILIATION	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject property. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
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Plantation Gardens Apartments Plantation, Florida	April 17, 2010 Page 49

INCOME CAPITALIZATION APPROACH

VALUATION	As the subject property represents a stabilized occupancy, we have used the Direct Capitalization method to estimate a value for the subject property. The following income and expense discussion will explain our input for the analysis.

Direct Capitalization is defined as “a method used to convert an estimate of a single year’s income expectancy into an indication of value in one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor. It further states that: only the first year’s income is considered. Yield and value change are implied, but not identified. The rate at which a stabilized net operating income is converted into value is known as an overall capitalization rate (OAR).” The major tasks involved in this approach to valuing the subject property are:

1.	Calculate potential gross income from all sources that a competent owner could legally generate.

2.	Estimate and deduct an appropriate vacancy and collection loss factor to arrive at effective gross income.

3.	Estimate and deduct operating expenses that would be expected during a stabilized year to arrive at a probable net operating income.

4.	Develop an appropriate overall capitalization rate to apply to the net operating income.

5.	Value is estimated by dividing the net operating income by the overall capitalization rate. Any adjustments to account for differences between the current conditions and stabilized conditions are also considered.
REVENUE ANALYSIS

Potential Gross Income	The potential gross income from apartment unit rentals is calculated at $327,150 per month or $3,925,800 for the appraised year based on the conclusion derived in the Market Rent Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

The operating statements under review indicate a historical loss to lease range of approximately 1.1% to 5.5% of the gross rent potential. Review of the current rent roll indicates that current rents in place are less than 1.0% below the market rent estimated above. Based on the current rents in place, no allowance attributable to loss to lease is applied.

Concessions	Although concessions within the subject’s influencing area are available, the concessions are generally focused on specific units for limited periods of time. Each of the properties surveyed as rent comparables offer some form of rent concession. The concessions consist of reduced
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rent or free rent over a portion of the limited portion of the lease term. As market fundamentals continue to improve, concessions will abate and effective rent levels will escalate to be more in line with asking rents. We have utilized an allowance of 2.0% or $211 per unit for concessions.

Vacancy/Credit Loss	The subject has been able to maintain its fair share of market occupancy however market fundamentals have weakened over the recent past. The subject still maintains a market-oriented 96% occupancy level and is currently 4% vacant. The subject’s current vacancy level is below both the Plantation area’s market vacancy rate of about 5.4% and the Fort Lauderdale MSA’s vacancy of about 8.5%.

The subject’s current 96% level of occupancy is within the range of occupancy levels reported by competitors in the immediate vicinity. Occupancy levels for the competing properties in the influencing market area are outlined in the following table.
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	YOC	Total Units	Occupancy

Plantation Colony	1986	256	94%
Southern Pointe	1989	292	95%
Lake Pointe at Jacaranda	1990	246	89%
Jacaranda Village	1986	296	92%
Jacaranda Club	1984	181	96%
Del Oro	1978	180	97%
Plantation Meadows	1974	170	WND

Averages	1983	232	93.5%

The subject property has a history of stable occupancy and has maintained an average occupancy level in the mid to high 90% range over the past couple of years. The subject’s sustained level of occupancy is similar to the occupancy levels achieved by competitors in the influencing market area. Collection losses have been minimal over the past few years, typically below 1.0%. A vacancy and collection loss factor of 5.5% is forecasted in the valuation pro forma.

Other Income	Typically, apartment projects receive additional revenue from sources such as laundry income, vending, application fees, late fees, bad check charges, and deposit forfeitures. Other income receipts at the subject property have ranged from $1,128 to $1,261 per unit or 9.9% to 10.8% of the gross potential income over the past few years. Other income is projected at $1,260 per unit or 11.9% for the appraised fiscal year based on historical collections.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for Year End 2006 through Year End 2009 as well as the 2010 Budget. Expenses for similar apartment properties in the Broward County area were also reviewed and considered. The subject’s operating statements under review have been reconstructed and summarized in the following chart.
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Page 51
RECONSTRUCTED OPERATING STATEMENTS — PLANTATION GARDENS

No. of Units	Actual Year End			Actual Year End			Actual Year End			Actual Year End			Budget
372	2006			2007			2008			2009			2010
	Total	per Unit	% of GRP	Total	per Unit	% of GRP	Total	per Unit	% of GRP	Total	per Unit	% of GRP	Total	per Unit	% of GRP
INCOME
Gross Rent Potential (Market Rent)	$4,231,516	$11,375	100.0%	$4,353,236	$11,702	100.0%	$4,362,014	$11,726	100.0%	$4,119,556	$11,074	100.0%	$4,032,399	$10,840	100.0%
Loss to Lease	$231,754	$623	5.5%	$101,723	$273	2.3%	$48,025	$129	1.1%	$(124,079)	$(334)	-3.0%		$0	0.0%
Concessions	$45,425	$122	1.1%	$25,714	$69	0.6%	$32,327	$87	0.7%	$122,699	$330	3.0%		$0	0.0%
Vacancy/Bad Debt/Non-revenue Units	$131,384	$353	3.1%	$163,143	$439	3.7%	$335,861	$903	7.7%	$349,655	$940	8.5%	$241,098	$648	6.0%

Net Rental Income (NRI)	$3,822,953	$10,277	90.3%	$4,062,656	$10,921	93.3%	$3,945,801	$10,607	90.5%	$3,771,281	$10,138	91.5%	$3,791,301	$10,192	94.0%
Other Income	$419,567	$1,128	9.9%	$469,252	$1,261	10.8%	$468,728	$1,260	10.7%	$445,406	$1,197	10.8%	$547,433	$1,472	13.6%

Total Property Income (EGI)	$4,242,520	$11,405	100.3%	$4,531,908	$12,183	104.1%	$4,414,529	$11,867	101.2%	$4,216,687	$11,335	102.4%	$4,338,734	$11,663	107.6%

		—	% of EGI		—	% of EGI		—	% of EGI		—	% of EGI		—	% of EGI
EXPENSES
Utilities	$237,874	$639	5.6%	$222,056	$597	4.9%	$223,579	$601	5.1%	$244,617	$658	5.8%	$248,009	$667	5.7%
Maintenance & Repairs	$344,568	$926	8.1%	$369,171	$992	8.1%	$335,710	$902	7.6%	$380,020	$1,022	9.0%	$348,338	$936	8.0%
Payroll	$505,437	$1,359	11.9%	$429,867	$1,156	9.5%	$433,957	$1,167	9.8%	$424,914	$1,142	10.1%	$421,836	$1,134	9.7%
Marketing	$76,727	$206	1.8%	$102,781	$276	2.3%	$72,831	$196	1.6%	$71,114	$191	1.7%	$79,425	$214	1.8%
Administration/Office	$73,113	$197	1.7%	$104,918	$282	2.3%	$112,658	$303	2.6%	$112,984	$304	2.7%	$95,857	$258	2.2%
Management Fee	$208,954	$562	4.9%	$223,038	$600	4.9%	$219,082	$589	5.0%	$207,395	$558	4.9%	$211,866	$570	4.9%
Insurance	$178,763	$481	4.2%	$121,107	$326	2.7%	$242,380	$652	5.5%	$332,079	$893	7.9%	$378,686	$1,018	8.7%
Real Estate Taxes	$388,912	$1,045	9.2%	$417,965	$1,124	9.2%	$354,090	$952	8.0%	$363,375	$977	8.6%	$385,657	$1,037	8.9%
Reserves
TOTAL EXPENSES	$2,014,348	$5,415	47.5%	$1,990,903	$5,352	43.9%	$1,994,287	$5,361	45.2%	$2,136,498	$5,743	50.7%	$2,169,674	$5,832	50.0%

NET OPERATING INCOME	$2,228,172	$5,990	52.5%	$2,541,005	$6,831	56.1%	$2,420,242	$6,506	54.8%	$2,080,189	$5,592	49.3%	$2,169,060	$5,831	50.0%
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Overview	All of the expenses have fluctuated during the past couple of years. In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Utilities	This expense line item includes charges for common area and vacant unit electricity, gas, water/sewer and trash collection. Utility charges are offset by applicable tenant reimbursements. At the subject property, tenants reimburse the landlord for water and sewer. The utility expenses at the subject property have ranged from $597 to $658 per unit over the past few years. An amount of $670 per unit is projected and equates to $249,240 for the appraised fiscal year.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru. The average expense level appears reasonable based on historical figures.

The maintenance and repair expense at the subject property has ranged from $902 to $1,022 per unit over the past few years. The repair/maintenance expense is estimated at $353,400, or $950 per unit. We include a separate Reserves category in the projection.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping, and maintenance personnel. The payroll expense at the subject property has ranged from $1,142 to $1,359 per unit over the past few reporting periods. Based on the subject’s historical expense data, a salary and benefits expense of $1,150 per unit or $427,800 is forecast for the appraised fiscal year.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property range from $191 to $276 per unit. Based on historical data, marketing expenses are projected at $200 per unit or $74,400.

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies, equipment rental, computers, etc. The administrative expenses at the subject property have ranged from $197 to $304 per unit. An amount of $250 per unit or $93,000 is processed for the appraised fiscal year.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0% and 5.0% of collections. The subject property has been owner-managed at a fee that is equivalent to 5.0% of collected income. In consideration of the market standards and competitive nature of third-party management contracts, we
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have processed a market-oriented management fee of 3.5% of the effective gross income.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property range from $324 to $888 per unit. Insurance expenses are projected at $600 per unit or $223,200.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $408,600.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a property of this vintage typically range from $200 to $350 per unit. In order to remain competitive, a reserve allowance of $300 per unit is forecast. This amounts to $111,600.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $2,064,243, or $5,549 per unit. The indicated operating expense ratio is 50.3% when including reserves and 47.6% without reserves. These expenses are reasonable based on similar properties in the region as reported by the IREM expense survey, our review of actual operating statistics for similar properties in the Broward County area and discussions with local apartment brokers and managers. The total expenses estimated for the subject are market oriented and reasonable.

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
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VALUATION PRO FORMA

	Valuation Pro Forma
Appraised Fiscal Year-ending	Fiscal Year End - 3/31/2011
	Total	per Unit	% of GPI
INCOME
Gross Rent Potential (Market Rent)	$3,925,800	$10,553	100.0%
Loss to Lease	$0	$0	0.0%
Concessions	$(78,516)	$(211)	-2.0%
Vacancy/Credit/Non-revenue Units	$(215,919)	$(580)	-5.5%

Net Rental Income (NRI)	$3,631,365	$9,762	92.5%
Other Income	$468,720	$1,260	11.9%

Total Property Income (EGI)	$4,100,085	$11,022	104.4%

			% of EGI

EXPENSES
Utilities	$249,240	$670	6.1%
Maintenance & Repairs	$353,400	$950	8.6%
Payroll	$427,800	$1,150	10.4%
Marketing	$74,400	$200	1.8%
Administration/Office	$93,000	$250	2.3%
Management Fee	$143,503	$386	3.5%
Insurance	$223,200	$600	5.4%
Real Estate Taxes	$408,600	$1,098	10.0%
Reserves	$111,600	$300	2.7%

TOTAL EXPENSES	$2,064,243	$5,549	50.3%

NET OPERATING INCOME	$2,035,842	$5,473	49.7%
CAPITALIZATION RATE ANALYSIS

Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	The recent comparable sales utilized in the Sales Comparison Approach following this section indicate a range of overall capitalization rates of 6.7% to 8.0% with an average and median of 7.4% and 7.5%, respectively. The capitalization rates from these sales are summarized in the following table.
SUMMARY OF MARKET-DERIVED CAPITALIZATION RATES

Property Name	Harbour Town of Jacaranda	Archstone Gardens	Island Club (Palm Aire)	Lakeview Cove
Date of Sale	10/21/2009	1/29/2010	9/30/2009	12/31/2009
Year Built	1987	1998	1988	1998
Cap Rate	8.0%	6.7%	8.0%	7.0%

The sales transactions are relatively recent and the capitalization rates produced by these sales are indicative of current market conditions. The sale properties are all garden-style apartments like the subject property and situated in similar alternative locations in Broward County. However the sale properties are newer, having been built between 1987 and 1998 versus the subject’s 1970 date of construction.

Given the subject’s 1970 date of construction in comparison to the newer sale properties, a capitalization rate aligned with the high end of the range of rates illustrated by the comparable data is considered reasonable. A rate in the range of approximately 7.5% to 8.0% would be considered reasonable for the subject property. A capitalization rate of 7.75% is concluded from a review of market data.
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Investor Surveys	According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, 4rd Quarter 2009 rates for apartments reported by survey participants active in the market presently range as shown.
NATIONAL APARTMENT MARKET SURVEY

Internal Rate of Return	6.50% - 14.00%	Range
	10.17%	Average

Overall Capitalization Rate	5.75% - 11.00%	Range
	8.03%	Average

Terminal Capitalization Rate	5.75% -10.75%	Range
	8.19%	Average

Source: Korpacz Real Estate Investor Survey, 4th Quarter 2009

As indicated below, overall rates began to increase beginning Third Quarter 2008 and continue to increase through the Fourth Quarter 2009, although the rate of increase appears to be moderating. This follows general trends in the overall economy that began to deteriorate in approximately the middle of 2008.
OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source: Korpacz Real Estate Investor Survey

Conclusion of OAR	The subject is an average quality apartment complex situated in an established residential neighborhood with good access. The property is proximate to employment centers, shopping and neighborhood support facilities. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market. The subject was 96% occupied as of March 22, 2010 according to the submitted rent roll. Although the subject property exhibits generally good locational characteristics, consideration if given to the age of the project in comparison to the age of competitive properties.

An OAR ranging from approximately 7.5% to 8.0% was suggested from a review of actual sales data. Investor surveys indicate that the average rate for garden apartments in the national market is approximately 8.03%. In consideration of the preceding data, with primary emphasis placed on the rates extracted from sales data in the local market, a capitalization rate of 7.75% is concluded.

VALUE BY DIRECT CAPITALIZATION

Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion. The net operating income is estimated at $2,035,842 for the appraised fiscal year.
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Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus market value is calculated as follows:

Net Operating Income		OAR		Indicated Value
$2,035,842	÷	7.75%	=	$26,268,929
Less: Scheduled Repairs				$(1,560,143)

Indicated “As Is” Value				$24,708,786
Rounded				$24,700,000

Conclusion	The Market Value of the Fee Simple Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of March 22. 2010, is rounded to:
TWENTY-FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS
($24,700,000)
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SALES COMPARISON APPROACH

VALUATION METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:

	1.	Research the market for recent sales transactions, listings, and offers to purchase or sell of properties similar to the subject property.

	2.	Select a relevant unit of comparison and develop a comparative analysis.

	3.	Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

	4.	Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF COMPARABLE SALES
To estimate the property value by the sales comparison approach, we analyzed sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart below and plotted on the following map, range in price from $71,923 to $103,092 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
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PRESENTATION OF COMPARABLE SALES DATA

Sale No.	1	2	3	4
Name	Harbour Town of Jacaranda	Archstone Gardens	Island Club (Palm Aire)	Lakeview Cove
Location	8101 BW 14th Street	8090 NW 96th Terrace	3505 W Atlantic Blvd	1949 Cove Lake Rd
	Plantation, FL	Tamarac, FL	Pompano Beach, FL	Fort Lauderdale, FL
Grantor	Jacaranda-Oxford LP -	Monadnock Property Trust Llc	Palm Aire-Island Club Apartments	Lakeview Cove, LLC
	AIMCO	Archstone-Smith	Partners, LP - AIMCO	CB Developers
Grantee	ML Casa IV, LP	Coral Vista Investors, LLC	Island Club at Palm Aire Investment,	Lexin Lakeview Cove, LLC
	Henderson Global Investors	Acumen Real Estate	CFH Group	Lexin Capital
Sales Price	$27,000,000	$30,927,500	$18,700,000	$18,500,000
Sale Date	10/21/2009	1/29/2010	9/30/2009	12/31/2009
Year Built	1987	1998	1988	1998
No. of Units	280	300	260	224
Net Rentable Area (SF)	288,891	344,628	232,616	222,671
Avg. Unit Size (SF)	1,032	1,149	895	994
Occupancy	96.4%	95%	96%	89%
Price/SF	$93.46	$89.74	$80.39	$83.08
Price/Unit	$96,429	$103,092	$71,923	$82,589
Net Income	$2,160,000	$2,076,163	$1,590,000	$1,295,000
NOI/SF	$7.48	$6.02	$6.84	$5.82
NOI/Unit	$7,714	$6,921	$6,115	$5,781
Cap Rate (OAR)	8.0%	6.7%	8.0%	7.0%
EGIM	7.3	6.9	6.5	5.8
Expense Ratio (OER)	42%	49.8%	52.3%	41.0%
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COMPARABLE SALES MAP
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ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100% transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately After Sale
Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The sales occurred between September 2009 and January 2010.

Market conditions began to deteriorate in approximately mid-year 2008 in response to weakness that was becoming pronounced in the regional and national economies. Market fundamentals remain soft at this time however beginning at approximately the 3rd quarter 2009 the general trend of deterioration appears to have moderated. Given the recent nature of the sale transactions, no adjustment for time is warranted.

Location	The location of each sale is analyzed individually as it compares to the subject property’s location. The location of the subject property is rated as being generally similar to the alternative locations of the comparable properties. No adjustment for location is warranted.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. All of the comparable properties are garden-style apartment complexes like the subject however they are newer construction. A downward adjust is made to each of the sale properties to account for their superior age in comparison to the subject property.

Average Unit Size	The subject has an average unit size of 879 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable
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property is compared to the subject and applicable adjustments are applied when warranted.

Amenities	The subject offers an amenity package that is typical for a suburban garden style apartment projects which are generally similar to each of the comparable properties. No adjustment is warranted.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. All of the sales were operating at stabilized occupancy and were generally at market rates. No adjustments are made for this factor.

The preceding adjustments are summarized in the chart on the following chart.
SUMMARY OF ADJUSTMENTS

Sale No.	1	2	3	4
Name	Harbour Town of Jacaranda	Archstone Gardens	Island Club (Palm Aire)	Lakeview Cove
Address	8101 BW 14th Street	8090 NW 96th Terrace	3505 W Atlantic Blvd	1949 Cove Lake Rd
	Plantation, FL	Tamarac, FL	Pompano Beach, FL	Fort Lauderdale, FL
Sale Date	10/21/2009	1/29/2010	9/30/2009	12/31/2009

Price per Unit	$96,429	$103,092	$71,923	$82,589

ADJUSTMENTS
Financing Adjustment	$0	$0	$0	$0

Adjusted for Financing per Unit	$96,429	$103,092	$71,923	$82,589
Conditions of Sale Adjustment	$0	$0	$0	$0

Adjusted for Special Conditions	$96,429	$103,092	$71,923	$82,589
Time	0.0%	0.0%	0.0%	0.0%

Time Adjusted Price per Unit	$96,429	$103,092	$71,923	$82,589

Location	0%	0%	0%	0%
Age/Condition/Quality	-10%	-20%	-10%	-20%
Average Unit Size	-5%	-10%	0%	-5%
Amenities	0%	0%	0%	0%
Economics	0%	0%	0%	0%

Total Adjustments (%)	-15%	-30%	-10%	-25%

Adjusted Price per Unit	$81,965	$72,164	$64,731	$61,942

VALUE CONCLUSION	After analysis and adjustments, a value range of $ $61,942 to $81,965 per unit is indicated. The mean and median adjusted sales prices equate to $70,201 and $68,448 per unit. A value of $70,000 per unit is concluded

Number
of Units		Price per Unit		Indicated Value
372	x	$70,000	=	$26,040,000
Less: Scheduled Repairs/Renovations				$(1,560,143)

				$24,479,857
		Say,		$24,500,000

Applying the stabilized value to the stabilized Effective Gross Income derived for the property within the Capitalization Approach section, results in an indicated EGIM of approximately 6.4 on a stabilized basis. This indicated EGIM is aligned toward the middle of the range exhibited by the most recent transactions (4.5 to 7.3x with a mean of 6.2x and median 6.5x). This is considered reasonable. This indicator suggests that the value
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concluded for the property via comparative analysis is reasonable based on the subject property’s income-producing characteristics.

Accordingly, the Market Value of the Fee Simple Interest in the subject property as of March 22, 2010, free and clear of financing, via the Sales Comparison Approach, is rounded to:
TWENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS
($24,500,000)
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RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the Fee Simple interest in the subject property, free and clear of financing. The date of value is December 31, 2009. The indicated market value estimates for the real property interest appraised are:

Cost Approach	N/A
Income Capitalization Approach	$24,700,000
Sales Comparison Approach	$24,500,000

Cost Approach	The cost approach value estimate relies on the cost to produce a like structure. The cost approach is not usually considered a reliable value indicator due to the fact that investors in the market area place minimal reliance on this approach because of the age of the property. The cost approach was not considered meaningful in the valuation of the subject property and was not included in the appraisal process.

Income Approach	The Income Capitalization Approach was processed. The subject is an income-producing property, and this approach provides good evidence of market value. As the subject represents a stabilized occupancy, the Direct Capitalization method was employed. Based on the applicable analytical methods of the most likely investors in an asset of this type, this approach was given greatest consideration in the final conclusion of market value.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Although sales volume is down significantly from historical levels as a result of current market conditions, our market research revealed several sales of properties that are considered relatively comparable to the subject property. The value conclusion derived via this approach is supportive of that concluded via the Income Approach.

Conclusions	Based upon the data, analyses and conclusions contained within this appraisal report with primary emphasis placed on the value derived within the Income Capitalization Approach, the Market Value of the Fee Simple Interest in the subject property, free and clear of mortgage financing, as of March 22, 2010 is:
TWENTY-FOUR MILLION SEVEN HUNDRED THOUSAND DOLLARS
($24,700,000)
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ADDENDA
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ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
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SUBJECT PROPERTY PHOTOGRAPHS
Rear Elevation of 2-Story Building
Rear Elevation of 4-Story Building
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Plantation Gardens Apartments	April 17, 2010
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SUBJECT PROPERTY PHOTOGRAPHS
Interior Courtyard
Common Area Walkway
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Plantation Gardens Apartments	April 17, 2010
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SUBJECT PROPERTY PHOTOGRAPHS
Typical 2-Story Building
Typical 2-Story Building
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SUBJECT PROPERTY PHOTOGRAPHS
Interior Drive and Parking Area
View Along Interior Driveway
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SUBJECT PROPERTY PHOTOGRAPHS
Entrance to Property
View Along Interior Driveway
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SUBJECT PROPERTY PHOTOGRAPHS
Pool Area
View of Management/Leasing Office
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Plantation Gardens Apartments	April 17, 2010
Plantation, Florida	Addenda
SUBJECT PROPERTY PHOTOGRAPHS
Typical Living Area
Typical Kitchen
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Plantation, Florida	Addenda
IMPROVED SALES PHOTOGRAPHS
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Plantation Gardens Apartments	April 17, 2010
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IMPROVED SALES PHOTOGRAPHS
Harbour Town of Jacaranda
Coral Vista Formerly Archstone Gardens
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IMPROVED SALES PHOTOGRAPHS
Island Club (Palm Aire)
Lakes of Margate
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Plantation Gardens Apartments	April 17, 2010
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APPRAISER QUALIFICATIONS
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STEVEN J. GOLDBERG, MAI, CCIM
MANAGING PARTNER
STEVEN J. GOLDBERG is the Managing Partner of Cogent Realty Advisors LLC, a firm specializing in commercial real estate valuation, consultation and due diligence. His responsibilities include staff supervision, appraisal management, maintaining product quality, marketing and client development.
Mr. Goldberg has over 25 years of nationwide experience in real estate valuation, investment analysis and evaluation consultation. He has performed appraisals throughout the United States and has extensive experience in most markets situated in the Southwest and Southeast regions of the country. Mr. Goldberg’s particular area of expertise is in the appraisal and analysis of multifamily apartment projects. In addition to his expertise in the multifamily market, Mr. Goldberg has extensive experience in the appraisal of other income-producing properties including office buildings, retail properties, lodging facilities, industrial properties and mixed-use projects.
Immediately prior to forming Cogent Realty Advisors, Mr. Goldberg was an Executive Vice President of a national valuation and consulting firm and managed the Southwest regional office. Mr. Goldberg has performed marketability, consultation and feasibility reports, has served as an expert witness and has testified in various state and federal courts. These activities have been performed on behalf of real estate investors, life insurance companies, pension funds, investment banking firms, foreign and domestic financial institutions, mortgage bankers, conduit lenders, real estate advisors, law firms and governmental agencies.
Mr. Goldberg received his Bachelor of Business Administration Degree from the University of Texas in Austin, with major concentrations in both Finance and Real Estate/Urban Land Economics. He is a designated member of the Appraisal Institute and the Commercial Investment Real Estate Institute having been awarded the MAI designation in 1989 and the CCIM designation in 1994. He has attended numerous continuing education courses and has completed the requirements under the continuing education program of the Appraisal Institute.
Mr. Goldberg is state certified as a General Real Estate Appraiser in Texas and Arizona. He is also a licensed Real Estate Broker in the State of Texas. He is affiliated with the North Texas Commercial Association of Realtors, International Council of Shopping Centers and Mortgage Bankers Association.
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HOWARD KLAHR
ASSOCIATE APPRAISER
HOWARD KLAHR is an Associate Appraiser with Cogent Realty Advisors, LLC. Mr. Klahr has been involved in real estate valuation and consulting since 1986 having performed a variety of assignments in over 40 states and 80 metropolitan areas throughout the United States as well as participating on several international assignments. Background includes valuation/analysis, acquisition/disposition, loan origination/underwriting and real estate brokerage/leasing.
Appraisal assignments in which Mr. Klahr has been involved include a wide array of property types ranging from traditional categories of income producing real estate (multi-family, retail, office and industrial) to special and single purpose properties such as hospitality, self storage, manufacturing, recreational, senior housing, health care facilities, etc. Additional types of analyses performed include market studies, feasibility analysis, lease/purchase evaluations and investment consultations. Experience includes assignments as an independent fee appraiser, in-house analyst and valuation manager/reviewer.
Mr. Klahr received his Bachelor of Science from Florida State University, Tallahassee, Florida, with a major concentration in Economics and minors in Business and Computer Science. He has completed additional courses in real estate and urban and regional planning and has attended numerous courses and various real estate related seminars sponsored by the Appraisal Institute, Commercial Investment Real Estate Institute, Mortgage Bankers Association, the former Society of Real Estate Appraisers, Employee Relocation Council and Fannie Mae. In addition to the above courses, Mr. Klahr has completed pre-licensing, continuing education courses and seminars for the real estate broker’s license (Florida and Texas), State Certified General Real Estate Appraiser License (Florida and Texas) and Mortgage Broker License (Florida).
Mr. Klahr is an Associate Member of the Appraisal Institute and a Candidate Member of the Commercial Investment Real Estate Institute. He is a Real Estate Broker and a State Certified General Real Estate Appraiser in Florida.
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